                                                                     EXHIBIT 2.1

--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                          dated as of February 5, 2004

                                      among

                                  GENESCO INC.,

                              HWC MERGER SUB, INC.

                                       and

                              HAT WORLD CORPORATION

--------------------------------------------------------------------------------

                                                      INDS01 RKIXMILLER 644669v7

         THIS AGREEMENT AND PLAN OF MERGER (together with the Schedules and Exhibits hereto, this "AGREEMENT"), dated as of February 5, 2004, is among HWC MERGER SUB, INC., a Delaware corporation ("NEWCO"), GENESCO INC., a Tennessee corporation ("PARENT"), and HAT WORLD CORPORATION, a Delaware corporation (the "COMPANY") (each sometimes referred to herein as a "PARTY" and collectively sometimes referred to herein as the "PARTIES").

                                    RECITALS

         A. The Board of Directors of each of the Company and Newco believes that it is in the best interests of each company and their respective stockholders that the Company and Newco combine into a single company through the statutory merger of Newco with and into the Company (the "MERGER") and, in furtherance thereof, along with Parent as the sole stockholder of Newco, have approved the Merger.

         B. Pursuant to the Merger, among other things, the outstanding shares of Company Stock and any unexercised options to purchase Company Stock will be converted into the right to receive the Merger Consideration as determined herein.

         C. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Newco to enter into this Agreement, each of Anderson Hat World, LLC, Robert J. Dennis, James G. Harris, Scott A. Molander, J. Glenn Campbell, Kenneth J. Kocher, Bluestem Capital Partners I, LLC, Bluestem Capital Partners II, LP, Bluestem Capital Partners III, LP and Hworld Investments, L.L.C. (collectively, the "CONTROLLING STOCKHOLDERS") has executed and delivered to Parent an irrevocable proxy dated the date hereof (the "PROXIES") pursuant to which such holders have agreed, among other things, to vote all his, her or its shares of Company Stock in favor of the Merger.

         D. The Company, Parent and Newco desire to make certain representations and warranties and other agreements in connection with the Merger.

         E. Certain capitalized terms used herein as defined terms are defined in Schedule 1 attached hereto. Additionally, Schedule 1 references the sections of this Agreement in which other capitalized terms that are used as defined terms are defined.

                                   AGREEMENTS

         In consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE 1. THE MERGER

                           SECTION 1.1 THE MERGER. At the Effective Time and on
                  the terms and subject to the conditions of this Agreement, Newco shall be merged with and into the Company, at which time the separate corporate existence of Newco shall cease and the Company shall continue as the surviving corporation after the Merger. The Company as the surviving corporation after the Merger is hereinafter sometimes

AGREEMENT AND PLAN OF MERGER          PAGE 2          INDS01 RKIXMILLER 644669v6
                  referred to as the "SURVIVING CORPORATION". The Surviving Corporation shall continue to be governed by the laws of the State of Delaware.

                           SECTION 1.2 EFFECTIVE TIME AND CLOSING. On the second
                  Business Day after the satisfaction or waiver of all of the conditions to the obligations of the parties to consummate the transactions contemplated hereby set forth in Article 5 (other than conditions with respect to actions to be taken at the Closing), the parties shall cause the Merger and other transactions contemplated hereby to be consummated by (a) executing and delivering to one another such agreements, instruments, certificates and documents required by each of them under this Agreement in order to satisfy their respective obligations and conditions precedent to be satisfied by them, and (b) by filing a Certificate of Merger with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, Section 251(c) of the Delaware General Corporation Law (the "DGCL") (the time of such filing with the Secretary of the State of Delaware, or such other later time as the parties mutually agree and set forth in the Certificate of Merger, being the "EFFECTIVE TIME"). The consummation of the transactions contemplated hereby (the "CLOSING") shall take place at 10:00 a.m. at the offices of the Company's counsel, Barnes & Thornburg, in Indianapolis, Indiana on the date provided above, unless another date is agreed to in writing by the parties (the "CLOSING DATE").

                           SECTION 1.3 EFFECT OF THE MERGER. At the Effective
                  Time, the effect of the Merger shall be as provided under the DGCL and this Agreement. Without limiting the generality of the foregoing, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Newco shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Newco shall become the debts, liabilities and duties of the Surviving Corporation.

                           SECTION 1.4 CERTIFICATE OF INCORPORATION; BY-LAWS.

                  (a) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time the Certificate of Incorporation of Newco as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Law and such Certificate of Incorporation.

                  (b) Unless otherwise determined by Parent prior to the Effective Time, the by-laws of Newco as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended.

                           SECTION 1.5 DIRECTORS AND OFFICERS. The directors and
                  committees of the Board of Directors (including the composition thereof) of Newco immediately prior to the Effective Time shall be the initial directors and committees of the Board of Directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and by-laws of the Surviving Corporation, and the officers of Newco immediately prior to the Effective Time shall be the initial

AGREEMENT AND PLAN OF MERGER          PAGE 3          INDS01 RKIXMILLER 644669v6
                  officers of the Surviving Corporation, in each case to hold office until their respective successors are duly elected or appointed and qualified.

                           SECTION 1.6 WARRANTS AND OPTIONS; EFFECT OF THE
                  MERGER ON THE CAPITAL STOCK OF THE COMPANY.

                  (a) Prior to or concurrently with the Closing, as provided in this Section and in Section 4.7, all warrants, options or other rights to acquire Company Stock, other than conversion rights under outstanding preferred shares of Company Stock, shall be either exercised or cancelled, or, in the case of unexercised options under the Option Plan or otherwise, other property shall be substituted for the Common Stock issuable upon the exercise thereof as set forth in the following sentence. In that regard, prior to the Closing, the Company will take appropriate action to elect to substitute the right to receive the per share Merger Consideration payable to holders of Common Stock, instead of the right to purchase shares of Common Stock, with respect to all outstanding options to purchase Common Stock granted under the Company's 2001 Stock Option Plan (the "OPTION PLAN") that have not been exercised prior to the taking of the Company's actions in that regard and may by agreement effect that same result with respect to options issued and held outside the Option Plan (in either case, the unexercised options as to which the per share Merger Consideration is substituted for the right to purchase shares of Common Stock are the "SUBSTITUTED OPTIONS"). Each Substituted Option will be cashed out rather than exercised, and the holder thereof (an "OPTION HOLDER") will not be obligated to pay the exercise price thereunder upon exercise (but may defer payment of the exercise price thereof), and upon submission of a Request for Payment pursuant to Section 1.10 will be entitled to receive the per share Merger Consideration payable to holders of Common Stock (excluding Dissenting Shares) as to that number of shares potentially acquirable under the Substituted Option (the "SUBSTITUTED OPTION SHARES") minus the exercise price otherwise payable under such Substituted Options and less any applicable tax withholdings. Accordingly, holders of Substituted Options will not be entitled to receive certificates for shares of Common Stock under those options but instead will be entitled after the Effective Time to share in the Merger Consideration with respect to each of the Substituted Option Shares as to which their Substituted Options have been exercised, net of the exercise price of such options and applicable tax withholdings. The Company will provide to Parent and Newco in accordance with Section 1.9 a current list as of the Closing of all Option Holders and, as to each Option Holder, the number of Substituted Option Shares represented by his or her Substituted Options and the applicable exercise price with respect thereto.

                  (b) At the Effective Time (a) each share of Company Stock (other than Dissenting Shares and treasury or other shares held by the Company) and each Substituted Option Share will be converted into the right to receive, payable upon surrender of the certificates formerly representing shares of Company Stock by the holders thereof in the manner provided in Section 1.10 and, with respect to Substituted Option Shares, upon the submission of a Request for Payment by the Option Holder with respect thereto in accordance with Section 1.10, that portion of the Merger Consideration payable by Parent (through the Paying Agent and, as applicable, through the Stockholder Committee, the Working Capital Escrow Agent and the Indemnification Escrow Agent),

AGREEMENT AND PLAN OF MERGER          PAGE 4          INDS01 RKIXMILLER 644669v6
         without interest, to the holders thereof at the times and in the amounts determined pursuant to Sections 1.8, 1.9 and 1.10 hereof, (b) any treasury shares or other shares held by the Company or any of its Subsidiaries will be canceled and (c) notwithstanding anything in this Agreement to the contrary, no Dissenting Shares will be deemed to be converted into and to represent the right to receive cash as contemplated by this Agreement (including Sections 1.8 and 1.9) and the holders of Dissenting Shares, if any, will be entitled to payment, solely from the Surviving Corporation, of the appraised value of such Dissenting Shares to the extent permitted by and in accordance with the provisions of Section 262 of the DGCL; provided, however, that (i) if any holder of Dissenting Shares, under the circumstances permitted by the DGCL, subsequently delivers a written withdrawal of his or her demand for appraisal of such Dissenting Shares, (ii) if any holder fails to establish his or her entitlement to rights to payment as provided in such Section 262, or (iii) if neither any holder of Dissenting Shares nor the Surviving Corporation has filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in such Section 262, such holder will forfeit such right to payment for such Dissenting Shares pursuant to such Section 262 and, as of the later of the Effective Time or the occurrence of such event, such holder's certificate formerly representing shares of Company Stock shall automatically be converted into and represent only the right to receive that portion of the Merger Consideration payable by Parent (through the Paying Agent and, as applicable, through the Stockholder Committee, the Working Capital Escrow Agent and the Indemnification Escrow Agent) at the times and in the amounts determined by Sections 1.8, 1.9 and 1.10 hereof, without any interest thereon, upon surrender of the certificates formerly representing such shares of Company Stock.

                           SECTION 1.7 EFFECT OF THE MERGER ON THE CAPITAL STOCK
                  OF NEWCO. Each share of common stock of Newco issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, be converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation. Each stock certificate of Newco evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

                           SECTION 1.8 MERGER CONSIDERATION.

                  (a) AMOUNT PAYABLE. Subject to the adjustments to be made pursuant to Section 1.9 with respect to any Dissenting Shares, the aggregate consideration payable to the holders of Company Stock and Substituted Options in connection with the Merger is the sum of (i) One Hundred Sixty-Five Million Dollars ($165,000,000), plus (ii) the amount, if any, by which Closing Cash exceeds Closing Debt, minus (iii) the amount, if any, by which Closing Debt exceeds Closing Cash, plus or minus, as applicable, (iv) the net effect of the estimated and final working capital adjustments described in Sections 1.8(b) and 1.8(c), and plus (v) Three Million Dollars ($3,000,000) with respect to the Stock Option Benefits (the "MERGER CONSIDERATION"). The Merger Consideration will be paid by Parent (and Parent will receive refunds of overpayments, if applicable) as follows:

AGREEMENT AND PLAN OF MERGER          PAGE 5          INDS01 RKIXMILLER 644669v6

                           (i) the sum of Six Million Dollars ($6,000,000) will be paid by Parent at Closing to the Working Capital Escrow Agent, to be received, held and disbursed pursuant to the terms of the Working Capital Escrow Agreement, with any balance thereof remaining upon the termination of the Working Capital Escrow Agreement to be distributed pursuant to the terms thereof and Sections 1.8, 1.9 and 1.10 to the former holders of Company Stock (excluding Dissenting Shares) and to Option Holders who have surrendered their Certificates or submitted a Request for Payment pursuant to Section 1.10;

                           (ii)     the sum of Fifteen Million Dollars
                  ($15,000,000.00) will be paid by Parent at Closing to the Indemnification Escrow Agent to be received, held and disbursed pursuant to the terms of the Indemnification Escrow Agreement, with any balance thereof remaining upon the termination of the Indemnification Escrow Agreement to be distributed pursuant to the terms thereof and Sections 1.8,
                  1.9 and 1.10 to the former holders of Company Stock (excluding Dissenting Shares) and to Option Holders who have surrendered their Certificates or submitted a Request for Payment pursuant to Section 1.10;

                           (iii) the sum of One Million Dollars ($1,000,000) will be paid by Parent at Closing to the Stockholder Committee (as the agent of the former holders of Company Stock (excluding Dissenting Shares) and the Option Holders who have surrendered their Certificates or submitted a Request for Payment pursuant to Section 1.10) to be received, held and disbursed pursuant to the authority of such agent described in Exhibit C hereto;

                           (iv) the sum of One Hundred Forty-Three Million Dollars ($143,000,000) (the "BASE CLOSING CASH") plus (A) the amount, if any, by which Closing Cash exceeds Closing Debt, minus (B) the amount, if any, by which Closing Debt exceeds Closing Cash, plus (C) the Estimated Working Capital Excess determined pursuant to Section 1.8(b), or minus (D) the Estimated Working Capital Deficiency determined pursuant to
                  Section 1.8(b), as applicable, and plus (E) Three Million Dollars ($3,000,000) with respect to the Stock Option Benefits (the "CLOSING MERGER CONSIDERATION"), will be paid by Parent at Closing as follows: (x) an amount equal to the Stock Option Withholding will be paid by Parent to the Company or retained by Parent for timely payment by the Company or Parent, as applicable (and Parent shall cause the Company to make such payment if Parent does not make it), of the Stock Option Withholding to the appropriate taxing authorities on behalf of the Persons from whom such amounts are withheld (provided, that the Company shall cooperate with Parent prior to the Closing to assist Parent in making or causing to be made such payment on the Closing Date), (y) the aggregate exercise price for all Substituted Option Shares will be retained by Parent and/or paid by Parent to the Surviving Corporation, as Parent shall elect, and (z) the balance thereof will be paid by Parent to the Paying Agent for payment to the former holders of Company Stock (excluding Dissenting Shares) and to the Option Holders upon surrender of their Certificates or submission of a Request for Payment pursuant to Section 1.10; and

AGREEMENT AND PLAN OF MERGER          PAGE 6          INDS01 RKIXMILLER 644669v6

                           (v) any Final Working Capital Excess determined pursuant to Section 1.8(c) will be paid by Parent to the Paying Agent within ten (10) Business Days after the amount thereof has been determined for distribution to the former holders of Company Stock (excluding Dissenting Shares) and to the Option Holders who have surrendered their Certificates or submitted a Request for Payment pursuant to Section 1.10.

                  (b) ESTIMATED WORKING CAPITAL ADJUSTMENT. At least five Business Days prior to the Closing Date, the Company shall deliver to Parent in writing its good faith estimate of the Closing Working Capital, which shall include the accounts set forth on Exhibit G hereto (the "ESTIMATED CLOSING WORKING CAPITAL"). The Company shall make available to Parent all work papers and other books and records utilized in calculating the Estimated Closing Working Capital and shall use its reasonable efforts to make available to Parent the appropriate personnel involved in the preparation of such estimate. The amount, if any, by which the Estimated Closing Working Capital is less than the applicable Target Closing Working Capital is the "ESTIMATED WORKING CAPITAL DEFICIENCY", and the amount, if any, by which the Estimated Closing Working Capital is greater than the Target Closing Working Capital is the "ESTIMATED WORKING CAPITAL EXCESS". The amount determined under this Section 1.8(b) shall be added or subtracted, as applicable, to the Base Closing Cash in order to determine the cash amount payable by Parent at Closing under Section 1.8(a), clause (iv).

                  (c) POST-CLOSING WORKING CAPITAL ADJUSTMENT; OTHER ADJUSTMENTS. As promptly as practicable, but in no event later than sixty (60) days after the Closing Date, the Stockholder Committee shall notify Parent in writing of its final determination of the Company's actual (rather than estimated) Closing Working Capital and of any disagreement with the amounts used by the parties at Closing as the Company's Closing Cash and Closing Debt (which notification is the "COMMITTEE'S REPORT"), which determination shall set forth in reasonable detail the Stockholder Committee's calculation of Closing Working Capital and, if applicable, Closing Cash and/or Closing Debt. The Committee's Report shall also set forth, and explain in reasonable detail, any differences between the Stockholder Committee's calculation of Closing Working Capital and the Estimated Closing Working Capital. A copy of all work papers and other books and records utilized in the preparation of the Committee's Report shall be made available to Parent at such time. Parent will notify the Stockholder Committee in writing (the "WORKING CAPITAL DISPUTE NOTICE"), within the later of (i) thirty
         (30) days after receiving the Committee's Report and (ii) sixty (60) days following the Closing Date, if Parent disagrees with the Stockholder Committee's calculation of the Closing Working Capital as set forth in the Committee's Report and/or if Parent disagrees with the accuracy of the Closing Cash or Closing Debt amounts used at Closing to calculate the Merger Consideration, which notice shall set forth in reasonable detail the basis for such disagreement(s), the amounts involved and Parent's calculation of the Closing Working Capital or, if applicable, Closing Cash and/or Closing Debt. If no Working Capital Dispute Notice is received by the Stockholder Committee within such period, the Stockholder Committee's calculation of Closing Working Capital as set forth in the Committee's Report and the amounts of Closing Cash and Closing Debt used at the Closing to calculate the Merger Consideration shall be final and binding upon the parties

AGREEMENT AND PLAN OF MERGER          PAGE 7          INDS01 RKIXMILLER 644669v6
         hereto. The Stockholder Committee and Parent will give each other and their representatives reasonable access during normal business hours to the personnel, books and records of the Surviving Corporation to assist the Stockholder Committee in the preparation of the Committee's Report and to assist Parent in the preparation of any Working Capital Dispute Notice.

                  (d) Upon receipt by the Stockholder Committee of a Working Capital Dispute Notice, the Stockholder Committee and Parent shall negotiate in good faith to resolve any disagreement with respect to Closing Working Capital, Closing Cash and/or Closing Debt set forth in the Working Capital Dispute Notice. To the extent Parent and the Stockholder Committee are unable to agree with respect to all such matters within thirty (30) days after receipt by the Stockholder Committee of the Working Capital Dispute Notice, Parent and the Stockholder Committee shall promptly submit the unresolved issues as to the proper amount of the Closing Working Capital, Closing Cash and/or Closing Debt for a binding determination to a nationally recognized accounting firm that is mutually acceptable to the Stockholder Committee and Parent. Such accounting firm may consider only items disputed by the Working Capital Dispute Notice and matters affected thereby, and its determination of the Final Closing Working Capital shall not be more than the Closing Working Capital set forth in Committee's Report or less than the Closing Working Capital set forth in the Working Capital Dispute Notice. The amount of the Closing Working Capital plus or minus, as applicable, any appropriate adjustments on account of changes to Closing Cash and/or Closing Debt, as agreed upon by the Stockholder Committee and Parent, as deemed agreed upon pursuant to the next-to-last sentence of Section 1.8(c), or as determined by such accounting firm in accordance herewith, shall be the "FINAL CLOSING WORKING CAPITAL". The fees and expenses of such accounting firm shall be paid by the party (either the Stockholder Committee or Parent) whose latest written offer or position as to an acceptable amount for the Closing Working Capital at the time the issue is submitted to such accounting firm is furthest away from the Final Closing Working Capital as determined by such accounting firm.

                  (e) If the Final Closing Working Capital is greater than the Estimated Closing Working Capital, the amount equal to the difference between the two (the "FINAL WORKING CAPITAL EXCESS") shall be paid by Parent to the Paying Agent within ten (10) Business Days after the determination of such amount for distribution to the former holders of Company Stock (excluding Dissenting Shares) and to the Option Holders who have surrendered their Certificates or submitted a Request for Payment pursuant to Section 1.10. If the Final Closing Working Capital is less than the Estimated Closing Working Capital, the amount equal to the difference between the two (the "FINAL WORKING CAPITAL DEFICIENCY") shall be paid by the Working Capital Escrow Agent (and by the Indemnification Escrow Agent from the funds held by such agent under Indemnification Escrow if and to the extent the funds held by the Working Capital Escrow Agent are not sufficient) on behalf of the former holders of Company Stock and Substituted Options to Parent within ten (10) Business Days after the amount of the Final Working Capital Deficiency has been determined.

                  (f) Notwithstanding anything in this Agreement to the contrary, the computation of Estimated Closing Working Capital, Target Closing Working Capital,

AGREEMENT AND PLAN OF MERGER          PAGE 8          INDS01 RKIXMILLER 644669v6

         Closing Working Capital and Final Closing Working Capital shall not include or reflect the impact of any change to the balance sheet resulting from any Tax deduction or other Tax benefit to which the Company may be entitled as a result of the exercise by any optionee of any option to purchase Common Stock or as a result of the realization of any other benefits with respect to which the optionee is entitled pursuant to the Option Plan, in either case after December 31, 2003 (collectively, the "STOCK OPTION BENEFITS"). (This Section is not intended to limit the Company's ability to reflect the non-Tax impact of the exercise of the options and issuance of shares of Common Stock pursuant thereto on its balance sheet.)

                  (g) As contemplated by Section 1.9(f), Parent shall timely pay or shall cause the Surviving Corporation to timely pay on behalf of the Persons as to whom the Company has tax withholding obligations any applicable withholding taxes payable with respect to the exercise by any optionee of any option to purchase Common Stock or the realization of any other benefit to which the optionee is entitled pursuant to the Option Plan or with respect to options to purchase Common Stock outside the Option Plan (the "STOCK OPTION WITHHOLDING") and shall deduct the amount of the Stock Option Withholding from the Closing Merger Consideration payable to the Paying Agent pursuant to
         Section 1.8(a)(iv).

                           SECTION 1.9 ALLOCATION AND PAYMENT OF MERGER
                  CONSIDERATION.

                  (a) At the Closing the Company will provide to Parent a document prepared by the Company and signed by the Chief Financial Officer of the Company (the "MERGER CONSIDERATION PAYMENT ALLOCATION") that will list all holders of Company Securities as of the Closing (names and addresses), that will reflect the type and number of shares of Company Securities held by each of them, and that will reflect, as determined pursuant to the Company's Certificate of Incorporation, this Agreement and applicable law, the amount and/or proportion, on a per share basis, of each component of the Merger Consideration payable or potentially payable to each holder of Company Securities (excluding Dissenting Shares but including, without limitation, Substituted Option Shares) by Parent, the Paying Agent, the Working Capital Escrow Agent and the Indemnification Escrow Agent. The provisions of this Section
         1.9 will be followed in preparing the Merger Consideration Payment Allocation.

                  (b) (i) If any former holder of Company Stock delivers a written demand for appraisal pursuant to Section 262 of the DGCL, an amount allocable to the shares of Company Stock held by such holder and deposited pursuant to the Working Capital Escrow Agreement or the Indemnification Escrow Agreement or deposited with the Stockholder Committee or with the Paying Agent (each a "Disbursement Account") shall be segregated and held separate pending a determination with respect to whether such holder is entitled to rights to payment pursuant to Section 262 of the DGCL. If such holder's rights to payment pursuant to Section 262 of the DGCL has been forfeited pursuant to
         Section 1.6(b) of this Agreement, such funds shall no longer be segregated and shall be disbursed in accordance with the terms of Sections 1.6, 1.8 and 1.9. If it is determined that such holder is entitled to rights to payment as provided in Section 262 of the DGCL or if no such determination has been made at the time all nonsegregated

AGREEMENT AND PLAN OF MERGER          PAGE 9          INDS01 RKIXMILLER 644669v6
         amounts in the applicable Disbursement Account have been or are being disbursed, the amounts allocable to such holder's Dissenting Shares shall be disbursed to the Company.

                  (ii) The amount of funds deposited into a Disbursement Account allocable to such a holder's shares shall be an amount equal to (A) the amount of funds deposited in such Disbursement Account (less any amounts payable from such Disbursement Account to Parent or the Surviving Corporation or other third parties and, in the case of funds deposited with the Paying Agent, the $1,000,001 preference amount payable to holders of Series A Preferred Stock and plus, in the case of the Disbursement Account with the Paying Agent, the amount of the exercise price for any Substituted Option and any Stock Option Withholding withheld therefrom by Parent or paid to Parent, the Company or the Surviving Corporation) divided by (B) the number of shares of Common Stock of the Company as of the Closing Date viewing all Company Securities on an as-converted, as-exercised basis (and including, for this purpose, all Substituted Option Shares, shares underlying Substituted Options and Dissenting Shares, but excluding any treasury shares or shares otherwise held by the Company).

                  (c) The holders of the Company's Series A Preferred Stock outstanding as of the Closing as a group will be entitled to receive $5.27082 per share, or an aggregate total of One Million One Dollars ($1,000,001), of the Merger Consideration as a preferential amount payable to such holders under the terms of the Series A Preferred Stock as set forth in the Company's Certificate of Incorporation.

                  (d) The balance of the Merger Consideration, after adjustment on account of Dissenting Shares (if any) and after subtracting the $1,000,001 preference amount payable to the holders of Series A Preferred Stock, will be payable prorata (subject to Section 1.9(e) and 1.9(f)) according to their respective shares of Common Stock (or deemed ownership of Common Stock) to the holders of Company Securities as of the Closing other than Dissenting Shares, viewing all Company Securities on an as-exercised and as-converted basis; provided, however, that if the Series B-1 Liquidation Preference (as defined in the Company's Certificate of Incorporation) is greater than the per share Merger Consideration payable to the holders thereof such holders shall instead be entitled to receive an amount equal to the Series B-1 Liquidation Preference for each share of Common Stock into which such holder's Series B-1 Preferred Stock is convertible, and if the Series B-2 Liquidation Preference (as defined in the Company's Certificate of Incorporation) is greater than the per share Merger Consideration payable to the holders thereof such holders shall instead be entitled to receive an amount equal to the Series B-2 Liquidation Preference for each share of Common Stock into which such holder's Series B-2 Preferred Stock is convertible, and the amounts payable to the other holders of Company Securities pursuant to this Section 1.9(d) will be reduced accordingly. Such payment will occur at the various times and from the various sources (such as the Paying Agent and the escrow agents referred to herein) as described in this Agreement.

                  (e) Under the Option Plan, participants who exercise options in anticipation of the Merger have the right to defer payment of the exercise price for their shares of Common Stock so acquired until the consummation of the Merger. The Company may grant similar rights to the holders of options that have been issued outside the Option

AGREEMENT AND PLAN OF MERGER          PAGE 10         INDS01 RKIXMILLER 644669v6

         Plan. With respect to any such participants or option holders who have exercised options but who have not paid the exercise price in full for any of their shares of Common Stock acquired from the Company, the Paying Agent shall, as provided on the Merger Consideration Payment Allocation (but only to the extent such amounts were not withheld by Parent from its payments to the Paying Agent), pay directly to the Company out of sums otherwise payable to such Persons the unpaid exercise price payable by them to the Company with respect to their shares of Common Stock and shall pay to each such Person only the net remaining amount payable to such Person after deducting amounts paid to the Company on behalf of such Person pursuant to this Section 1.9. With respect to the holders of Substituted Options, the amount payable to the holders of Substituted Option Shares shall also be only the net amount payable to such Persons after deducting the exercise price that would otherwise be payable by them with respect to their Substituted Option Shares.

                  (f) The Company will have tax withholding obligations with respect to certain of its employees or former employees who exercise stock options or whose options are cashed out without being exercised. If, prior to the Closing, the Company has not effected such tax withholdings with respect to option holders who have exercised options or who will be receiving Merger Consideration with respect to Substituted Option Shares, the taxes required to be withheld from each of said Persons will be deducted from the Merger Consideration otherwise payable to them, and will be paid (or caused to be paid) by Parent or the Surviving Corporation to the appropriate taxing authorities as withheld taxes on their behalf as provided in this Agreement, and they will be entitled to receive the amounts of Merger Consideration otherwise payable to them hereunder after deducting any such withheld tax amounts.

                           SECTION 1.10 PAYMENT AND SURRENDER OF CERTIFICATES.

                  (a) Simultaneous with the Effective Time, Parent will furnish to SunTrust Bank, N.A. (the "PAYING AGENT") sufficient funds for the payment of the Closing Merger Consideration, and Parent will cause the Paying Agent to mail or otherwise provide (i) a letter of transmittal (with instructions for its use) in the form attached hereto as Exhibit D to each record holder of outstanding Company Stock (other than Dissenting Shares) as of the Closing, and (ii) a Request for Payment of Merger Consideration in the form attached hereto as Exhibit E (a "REQUEST FOR PAYMENT") to each holder of Substituted Options as of the Closing, for each holder to use in surrendering against payment of the Closing Merger Consideration the certificates which represented his, her or its shares of Company Stock other than Dissenting Shares and/or in requesting payment of the per share amount of the Closing Merger Consideration with respect to Substituted Option Shares held by such holder.

                  (b) Upon surrender to the Paying Agent of the certificates representing shares of Company Stock (the "CERTIFICATES") other than Dissenting Shares, or upon submitting to the Paying Agent a signed Request for Payment with respect to Substituted Option Shares and to certain other participants under the Option Plan who have previously exercised options, the Certificates so surrendered shall forthwith be cancelled and payment of the Closing Merger Consideration will be made by the Paying Agent (and any

AGREEMENT AND PLAN OF MERGER          PAGE 11         INDS01 RKIXMILLER 644669v6
         other portion of the Merger Consideration not then payable will be paid as contemplated hereby) to the holders of surrendered Certificates and to the Option Holders who submit a Request for Payment with respect to each Substituted Option Share designated therein in accordance with the terms of this Agreement, or to the Company in payment of the unpaid exercise price payable upon the exercise of options under the Option Plan and/or applicable tax withholdings in connection therewith, in the amounts determined under Section 1.9. Until so surrendered, each outstanding Certificate or right thereto shall be deemed, from and after the Effective Time, to represent solely the right to receive upon such surrender payment of the Merger Consideration, without interest, at the times and in the amounts determined pursuant to this Article 1.

                  (c) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed satisfactory to Parent and complying with any other reasonable requirements imposed by Parent, Parent will cause to be paid in exchange for such lost, stolen or destroyed Certificate the Closing Merger Consideration (and as applicable all other sums included in the Merger Consideration as such sums become payable to holders of Company Stock other than Dissenting Shares) for each share represented thereby; provided, however, that Parent may not require the owner of such lost, stolen or destroyed Certificate to give Parent a bond or other financial instrument or collateral but may require a written indemnity against any claim that may be made against Parent with respect to the Certificate alleged to have been lost, stolen or destroyed.

                           SECTION 1.11 NO FURTHER OWNERSHIP RIGHTS IN COMPANY
                  STOCK. All payments of the Merger Consideration made upon surrender of Certificates for Company Stock in accordance with the terms hereof shall be deemed to have been made in full satisfaction of all rights pertaining to such shares of Company Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Stock which were outstanding as of the Closing. If, after the Closing, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 1.

                           SECTION 1.12 STOCKHOLDER COMMITTEE. There is hereby
                  created and established a committee of two (2) persons appointed by holders of Company Stock who were stockholders of the Company prior to the Effective Time (the "STOCKHOLDER COMMITTEE"), one member of which shall be appointed (and may be removed and replaced) by HWorld Investments, LLC, a Delaware limited liability company, and one member of which shall be appointed (and may be removed and replaced) by Bluestem Capital Company, LLC. The Stockholder Committee shall have the power and authority to act for all purposes under this Agreement on behalf of all of the former stockholders of the Company who as of the Closing held shares of Company Stock (other than Dissenting Shares) and all Option Holders. The initial members of the Stockholder Committee, who shall be members thereof until they are replaced as provided herein, are F. Barron Fletcher, III and Steve Kirby. Written notice of a replacement of a member of the Stockholder Committee shall be given by the Person entitled to appoint such member to Parent and to the other Person entitled to appoint a member of the Stockholder Committee. Each former

AGREEMENT AND PLAN OF MERGER          PAGE 12         INDS01 RKIXMILLER 644669v6
                  stockholder of the Company and Option Holder shall be deemed at the Effective Time to have irrevocably appointed the Stockholder Committee, and each of the members thereof, as his, her or its attorney-in-fact and agent to act for such stockholder or Option Holder within the scope of the authority given to the Stockholder Committee as described in Exhibit C attached hereto and made a part hereof, including, without limitation, the authority to receive, invest, spend and distribute the portion of the Merger Consideration payable to the Stockholder Committee pursuant to Section 1.8(a), clause
                  (iii). Parent and Newco shall be entitled to rely on the written instructions of the Stockholder Committee and shall be protected from any liability of any kind for actions taken in reliance upon such written instructions.

                           SECTION 1.13 EBITDA LOSS ADJUSTMENT.

                  (a)      As used herein:

                           (i) "LEASE CONSENT COST" means any amount the Company or any of its Subsidiaries pays or agrees to pay in order to obtain a Lease Consent from a landlord under a Lease other than an Excluded Lease, either prior to the Closing or at any time after the Closing prior to the end of the 210th day following the Closing Date (whether such amount is paid or payable by the Company or any of its Subsidiaries at, prior to or after the Closing). If such amount is a one time payment, the Lease Consent Cost shall be the amount of such payment. If such amount is more than one payment (such as increased rent), the Lease Consent Cost shall be the sum of such payments becoming payable during the remaining term of the Lease and, if applicable, any renewal or extension periods available to the tenant as a matter of right without a renegotiation of the rent or other terms applicable under the Lease;

                           (ii) "OTHER LEASE INCREASE COST" means any amount the Company or any of its Subsidiaries is required to pay or otherwise agrees to pay under any Lease as a result of the occurrence of the Merger that (i) would not have been owed had the Merger not occurred and (ii) is not a Lease Consent Cost. If such amount is a one time payment, the Other Lease Increase Cost shall be the amount of such payment. If such amount is more than one payment (such as increased rent), the Other Lease Increase Cost shall be the sum of such payments becoming payable during the remaining term of the Lease and, if applicable, any renewal or extension periods available to the tenant as a matter of right without a renegotiation of the rent or other terms applicable under the Lease; and

                           (iii) "LOST LEASE COST" means 3.5 times the Store EBITDA reflected on Exhibit H hereto with respect to any Leases that (i) are terminable by the landlord thereunder as a result of the Merger and (ii) are in fact so terminated by such landlord not later than 210 days after the Closing Date.

                  (b) If any Lease Consent Cost or Other Lease Increase Cost is paid or accrued (but as to the amount accrued only to the extent included as a current liability in Closing

AGREEMENT AND PLAN OF MERGER          PAGE 13         INDS01 RKIXMILLER 644669v6

         Working Capital) by the Company or any of its Subsidiaries at or prior to the Closing, there shall be added as an asset of the Company for purposes of calculating Closing Working Capital (and to Estimated Closing Working Capital to the extent known) an amount equal to the lesser of (i) the aggregate amount of such Lease Consent Costs and Other Lease Increase Costs paid or accrued (but as to the amount accrued only to the extent included as a current liability in Closing Working Capital) and (ii) the Excess EBITDA Amount. If the aggregate amount of the Lease Consent Costs and Other Lease Increase Costs paid or accrued by the Company or any of its Subsidiaries at or prior to the Closing is less than the amount of the Excess EBITDA Amount, the difference shall be referred to as the "Unused Excess EBITDA Amount." If the aggregate amount of the Lease Consent Costs and Other Lease Increase Costs paid or accrued by the Company or any of its Subsidiaries at or prior to the Closing is more than the amount of the Excess EBITDA Amount, the difference shall be referred to as the "Price Reduction Amount." If the Price Reduction Amount is more than $5 million, Parent shall further increase the Closing Working Capital by such excess paid or accrued by the Company (but as to the amount accrued only to the extent included as a current liability in Closing Working Capital) and shall pay such amount to the Paying Agent at the time the Closing Merger Consideration is paid or, to the extent not then known, at the time the Final Closing Working Capital is determined.

                  (c) If any Lease Consent Cost or Other Lease Increase Cost is not paid or accrued by the Company or any of its Subsidiaries at or prior to the Closing or if there is any Lost Lease Cost, Parent shall be entitled to reimbursement from the funds held by the Indemnification Escrow Agent under the Indemnification Escrow Agreement an amount equal to the amount by which the sum of such Lease Consent Costs, Other Lease Increase Costs and Lost Lease Costs exceeds any Unused Excess EBITDA Amount; provided, however, that the amount Parent may so receive shall not exceed $5 million minus the Price Reduction Amount. The procedures set forth in Section 6.4(a) shall apply to a claim for reimbursement under this Section as if it were a claim for indemnification to which Section 6.4(a) is applicable. (The Deductible limitation in Section 6.2(b) is not applicable to any such claim for reimbursement under this Section.)

                  (d) The amount of any Lease Consent Cost or Other Lease Increase Cost shall be determined on a "cash on cash" basis.

                           SECTION 1.14 LEASE CONSENTS.

                  (a) With respect to Leases other than Excluded Leases, the provisions of this Section shall be applicable in connection with the efforts of the parties to obtain Lease Consents.

                  (b) Prior to the Closing the Company may obtain Lease Consents on such economic terms as the Company shall approve under the provisions of this Section and without the approval or consent of Parent or Newco so long as the aggregate Lease Consent Cost and Other Lease Increase Cost (the "AGGREGATE PRE-CLOSING CONSENT COSTS") with respect to those Leases as to which the Company has obtained Lease Consents does not exceed the Excess EBITDA Amount. If the Aggregate Pre-Closing

AGREEMENT AND PLAN OF MERGER          PAGE 14         INDS01 RKIXMILLER 644669v6

         Consent Costs equal or exceed (or would exceed if increased as a result of a proposed Lease Consent) the Excess EBITDA Amount, then the Company shall not incur any additional Aggregate Pre-Closing Consent Costs to obtain additional Lease Consents without the advance written consent of Parent, which consent will not be unreasonably withheld, conditioned or delayed by Parent. If Parent has not disapproved in writing the form and/or terms of any proposed Lease Consent within ten (10) days following written notice thereof, Parent shall be deemed to have consented in writing to the form and terms thereof. In addition, anything to the contrary herein notwithstanding, in no event shall the Company or any of its Subsidiaries agree to any non-economic terms or conditions in connection with any Lease Consents without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed by Parent.

                  (c) After the Closing and prior to the end of the 210th day following the Closing Date Parent and the Surviving Corporation may incur or agree to incur Lease Consent Costs and Other Lease Increase Costs in connection with obtaining Lease Consents only with the advance written approval of the Stockholder Committee (which approval shall not be unreasonably withheld, conditioned or delayed by the Stockholder Committee) and the costs so incurred shall be subject to the provisions of Section 1.13. If the Stockholder Committee has not disapproved in writing such costs within ten (10) days following written notice thereof, the Stockholder Committee shall be deemed to have consented in writing to such costs. Any such costs incurred or agreed to be incurred by Parent or the Surviving Corporation without the written approval of the Stockholder Committee shall be at the expense of Parent or the Surviving Corporation and shall not be subject to the provisions of
         Section 1.13.

                  (d) In connection with obtaining Lease Consents as to which the advance consent or approval of the other party as to the terms thereof is not required under this Section, each of the Company, the Surviving Corporation and Parent shall exercise reasonable business judgment in good faith with a view toward minimizing, to the extent reasonably practicable, the costs to be borne by the other party (which after the Closing is meant to refer to the Persons entitled to share in the Merger Consideration being held by the Indemnification Escrow Agent) under Section 1.13.

                  (e) Any damages allegedly resulting from a breach of the covenant made in Section 1.14(d) shall be considered an indemnification claim against the allegedly breaching party subject to the provisions of Article 6.

                  (f) Each of the Company and Parent shall, during the period of time that they are obtaining Lease Consents subject to the provisions of this Section and Section 1.13, furnish a weekly report to the other party (which will be the Stockholder Committee after the Closing) as to the Lease Consents obtained since the prior weekly report and the terms agreed to in connection therewith, and shall otherwise furnish the other party from time to time with all other information reasonably requested concerning the efforts made to obtain Lease Consents.

ARTICLE 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

AGREEMENT AND PLAN OF MERGER          PAGE 15         INDS01 RKIXMILLER 644669v6

         The Company hereby represents and warrants to Newco and Parent that:

                           SECTION 2.1 ORGANIZATION. The Company (i) is a
                  corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, (ii) has all requisite corporate power and authority to own, lease and operate its assets and conduct its business as they are now being operated and conducted, and (iii) is in good standing and is duly qualified to transact business in each jurisdiction in which the ownership or use of its assets or the conduct of its business requires it to be so qualified except where the lack of such qualifications reasonably would not be expected to have a Material Adverse Effect. Except as set forth in Section 2.4, the Company has no Subsidiaries or equity investments in any other Person. The only U.S. states in which neither the Company nor Hat World, Inc. is qualified to transact business as a domestic or foreign corporation are North Dakota, Montana, Idaho, Wyoming, Vermont and Utah.

                           SECTION 2.2 AUTHORIZATION. Except for the approvals
                  of the stockholders of the Company contemplated by Section 4.8 hereof, the Company has all requisite corporate power and authority to execute and deliver this Agreement and all agreements, instruments or documents contemplated herby and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by the Company and, subject only to the requisite approval of this Agreement by the stockholders of the Company, the performance by the Company of its obligations hereunder and the consummation of the Merger and the other transactions provided for herein have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms and conditions except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether in equity or at law). Except for the filing of a Certificate of Merger with the Secretary of State of the State of Delaware (as contemplated by Section 1.2 hereof) and any required actions under the Hart-Scott-Rodino Act, and except for any consents or approvals required under Contracts with any Governmental Authority (all of which are set forth on Schedule 2.2), and except where the failure to give notice, to file, or to obtain any authorization, consent or approval, reasonably would not be expected to have a Material Adverse Effect, the Company need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Government Authority in order to consummate the transactions contemplated by this Agreement. The affirmative vote of the shares of capital stock of the Company owned by the Controlling Stockholders and subject to the Proxies will be sufficient to approve the Merger in accordance with the requirements of the DGCL and the Company's Certificate of Incorporation and bylaws. The Proxies are legal, valid and effective under the DGCL and the Certificate of Incorporation and Bylaws of the Company.

AGREEMENT AND PLAN OF MERGER          PAGE 16         INDS01 RKIXMILLER 644669v6

                           SECTION 2.3 NONCONTRAVENTION. Except as otherwise
                  provided in Schedule 2.3 hereto, and except for such matters arising solely as a result of the consummation or anticipated consummation of the Merger with respect to the Leases, the execution, delivery and performance by the Company of this Agreement and the other instruments and documents contemplated hereby to be executed and delivered by the Company, and the consummation by the Company of the transactions contemplated hereby and thereby, do not and will not (i) violate or conflict with or result in the breach of any provision of the Certificate of Incorporation or by-laws of the Company, (ii) whether after the giving of notice or lapse of time or both, violate or conflict with any provision of, constitute a breach of or default under, or result in the (or create in any Person a right of) modification, cancellation, termination or acceleration of any obligation under, or require any notice under, or result in the imposition or creation of any Encumbrances upon the Company or its assets pursuant to, (a) any agreement or contract by which the Company or any of its Subsidiaries or its or their assets is bound or (b) any statute, law, rule or regulation applicable to the Company or any Subsidiary, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice or Encumbrance reasonably could not be expected to have a Material Adverse Effect, or
                  (iii) violate or conflict with any Legal Requirement applicable to or binding on the Company or its Subsidiaries or its or their assets except where such violation reasonably could not be expected to have a Material Adverse Effect.

                           SECTION 2.4 SUBSIDIARIES. The Company has two
                  directly and wholly-owned Subsidiaries, Hat World, Inc. ("HWI") and HatWorld.com, Inc. ("HW.COM"). HWI has one wholly-owned subsidiary, Hat Zone Franchising, L.L.C. ("FRANCHISING"). HWI (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota, (ii) has all requisite corporate power and authority to own, lease and operate its assets and conduct its business as they are now being operated and conducted, and
                  (iii) is in good standing and is duly qualified to transact business in each jurisdiction in which the ownership or use of its assets or the conduct of its business requires it to be so qualified except where the lack of such qualification reasonably would not be expected to have a material adverse effect on HWI. HW.com (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of South Dakota, (ii) has all requisite corporate power and authority to own, lease and operate its assets and conduct its business as they are now being operated and conducted, and
                  (iii) is in good standing and is duly qualified to transact business in each jurisdiction in which the ownership or use of its assets or the conduct of its business requires it to be so qualified except where the lack of such qualification reasonably would not be expected to have a material adverse effect on HW.com. Franchising (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Missouri, (ii) has all requisite power and authority to own, lease and operate its assets and conduct its business as they are now being operated and conducted, and (iii) is in good standing and is duly qualified to transact business in each jurisdiction in which the ownership or use of its assets or the conduct of its business requires it to be so qualified except where

AGREEMENT AND PLAN OF MERGER          PAGE 17         INDS01 RKIXMILLER 644669v6
                  the lack of such qualification reasonably would not be expected to have a material adverse effect on Franchising.

                           SECTION 2.5 CAPITALIZATION. As of the date of this
                  Agreement the authorized capital stock of the Company consists of (a) 10,000,000 shares of Common Stock of which, 3,373,446 shares are issued and outstanding, (b) 189,724 shares of Series A Preferred Stock of which, 189,724 shares are issued and outstanding, and (c) 222,780 shares of Series B Preferred Stock of which, 222,780 shares are issued and outstanding. As of the date of this Agreement the holders of Common Stock, Series A Preferred Stock, Series B Preferred Stock and warrants to purchase Common Stock and the Option Holders, each as set forth on Schedule 2.5 (collectively, the "STOCKHOLDERS"), are the record and beneficial owners and holders of the Company Stock, free and clear of any Encumbrances thereto. As of the date of this Agreement (a) the issued and outstanding Series A Preferred Stock is, in the aggregate, convertible to 195,894 shares of Common Stock, and
                  (b) the issued and outstanding Series B Preferred Stock is, in the aggregate, convertible to 2,227,800 shares of Common Stock. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable and free of preemptive rights. As of the date of this Agreement, the Company has outstanding options that were granted to its employees, directors and consultants to purchase shares of Common Stock that are held by, and that are exercisable for the number of shares and at the exercise prices, as disclosed in Schedule 2.5 hereto. Additionally, the Company has outstanding certain warrants to purchase shares of Common Stock that are, as of the date of this Agreement, held by and exercisable for the number of shares as disclosed in Schedule 2.5. All issued and outstanding shares of capital stock or other ownership interest in HWI, HW.com and Franchising are owned, directly or indirectly, by the Company. Except as set forth in this
                  Section 2.5 and in Schedule 2.5, as of the date of this Agreement there are no outstanding (i) shares of capital stock or other securities of the Company or any of its Subsidiaries,
                  (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other securities of the Company or any of its Subsidiaries, or (iii) options or other rights to acquire from the Company or any of its Subsidiaries any capital stock or other securities of the Company or any of its Subsidiaries (the items in clauses (i), (ii) and (iii) being referred to collectively as the "COMPANY SECURITIES"), and there are no outstanding obligations of the Company or any of its Subsidiaries, actual or contingent, to issue, transfer, sell or deliver or to repurchase, redeem or otherwise acquire any Company Securities. Except as disclosed on Schedule 2.5 hereto, there are no voting trusts or other agreements or understandings to which the Company or any Stockholder is a party with respect to the voting of capital stock of the Company, other than the Proxies. At the Closing the Company will furnish to Parent, pursuant to Section 1.9, the Merger Consideration Payment Allocation which will contain a list of all holders of Company Securities and the type and amount of Company Securities held by each of them, as of the Closing, which information thereon will be true, accurate and complete as of the Closing.

                           SECTION 2.6 FINANCIAL STATEMENTS; CONTROLS; NO
                  UNDISCLOSED LIABILITY.

AGREEMENT AND PLAN OF MERGER          PAGE 18         INDS01 RKIXMILLER 644669v6

                  (a) The Company has furnished Parent and Newco true and complete copies of (i) audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2000, December 31, 2001, January 31, 2002, December 31, 2002 and January 31, 2003 and the related audited consolidated statements of income and cash flows for the Company and its Subsidiaries for the twelve (12) month periods then ended, together with an opinion thereon by the Company's independent auditors (the "AUDITED FINANCIAL STATEMENTS"), and (ii) an unaudited interim consolidated balance sheet for the Company and its Subsidiaries as of December 31, 2003, and the related unaudited consolidated statement of income for the eleven month period then ended which is attached hereto as Schedule 2.6 (together with the Audited Financial Statements, the "FINANCIAL STATEMENTS"). The Financial Statements have been prepared in accordance with GAAP, applied consistently with prior periods, and present fairly in all material respects the consolidated financial position and consolidated results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated; provided however, that the unaudited interim financial statements are subject to normal year-end adjustments and lack footnotes and other presentation items (which, if presented, would not differ materially from those included in the Audited Financial Statements).

                  (b) The Company and its Subsidiaries maintain accurate books and records reflecting their assets and liabilities and maintain proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management's authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for the Company's assets; (iii) access to the Company's and the Subsidiaries' assets is permitted only in accordance with management's authorization; (iv) the reporting of the Company's and its Subsidiaries' assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

                  (c) Except as and to the extent of the amounts specifically reflected or reserved against in the most recent balance sheet included in the Financial Statements or disclosed in the notes thereto, the Company does not have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due (including, without limitation, liabilities for taxes and interest, penalties and other charges payable with respect thereto), that are required in accordance with GAAP to be disclosed in the Financial Statements, other than liabilities incurred since such date in the ordinary course of business.

                           SECTION 2.7 LITIGATION. Except as disclosed in
                  Schedule 2.7 hereto, there is no Action pending, or to the Knowledge of the Company threatened, against the Company or any of its Subsidiaries, before or by any court or other Government Authority. The matters listed on Schedule 2.7 could not reasonably be expected to result in a Material Adverse Effect. There is no judgment, decree, injunction, rule or order of any court or governmental body specifically applicable to the Company or any Subsidiary. To the Knowledge of the Company neither the Company nor any Subsidiary is subject to any judgment, decree, injunction, rule or order of any court or governmental body of general applicability, that in any such case (i) would

AGREEMENT AND PLAN OF MERGER          PAGE 19         INDS01 RKIXMILLER 644669v6
                  require a change in the manner in which the Company or any Subsidiary presently conducts its business and (ii) which change could reasonably be expected to have a Material Adverse Effect. There is not pending against the Company or any of its Subsidiaries any Action (i) seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or (ii) seeking to prohibit or limit the ownership or operation by the Surviving Corporation of any portion of the assets or business of the Company or its Subsidiaries.

                           SECTION 2.8 COMPLIANCE WITH LAWS; PERMITS; CONSENTS.

                  (a) Except as disclosed in Schedule 2.8, the Company and its Subsidiaries are in compliance with all applicable Laws, except for such non-compliance as reasonably could not be expected to have a Material Adverse Effect.

                  (b) The Company and its Subsidiaries own, or have full rights under, all licenses, permits and authorizations of any Government Authority which are necessary for the conduct of their business as currently conducted, except for any such licenses, permits, consents and authorizations that, if not so held, reasonably could not be expected to result in a Material Adverse Effect. Each of the foregoing is in full force and effect, and the Company and its Subsidiaries are in compliance with all of their obligations with respect thereto, with such exceptions as reasonably would not be expected to have a Material Adverse Effect.

                           SECTION 2.9 TITLE TO ASSETS. The Company and its
                  Subsidiaries have good title to, or valid and existing leases or licenses for, all of the assets used by them or required for use in their business operations or included in the most recent Financial Statements (unless disposed of since the date of the most recent Financial Statements), free and clear of all Encumbrances except for (i) liens for Taxes, assessments and other governmental charges which are not due and payable or which may hereafter be paid without penalty, (ii) the title and other interests of lessors under capital or operating leases or of licensors under licenses or royalty agreements,
                  (iii) Encumbrances listed in Schedule 2.9, (iv) liens of mechanics, materialmen and similar liens (provided that for any of such liens that exist on the Closing Date, the liability therefor will be accrued as a current liability in the calculation of Closing Working Capital), and (v) such minor imperfections in title as do not detract in any material respect from the value or utility of the subject property in the conduct of business (collectively, the "PERMITTED ENCUMBRANCES").

                           SECTION 2.10 INTELLECTUAL PROPERTY. Schedule 2.10
                  sets forth a correct and complete list of (i) all patents, trademarks, trade names and registered copyrights owned by the Company or any of the Subsidiaries (collectively, the "PROPRIETARY INTELLECTUAL PROPERTY") and (ii) all material patents, trademarks, trade names, copyrights, technology and processes used by the Company and the Subsidiaries in their respective businesses which are used pursuant to a license or other right granted by a third party pursuant to a written agreement signed by the Company or any of the Subsidiaries (collectively, the "LICENSED INTELLECTUAL PROPERTY", and

AGREEMENT AND PLAN OF MERGER          PAGE 20         INDS01 RKIXMILLER 644669v6
                  together with the Proprietary Intellectual Property herein referred to as "INTELLECTUAL PROPERTY"). The Company and each Subsidiary owns all Proprietary Intellectual Property, and the consummation of the transactions contemplated hereby will not alter or impair any such rights. To the Knowledge of the Company, the Company and each Subsidiary has the right to use pursuant to valid and effective agreements, all Licensed Intellectual Property, and the consummation of the transactions contemplated hereby will not alter or impair any such rights. No claims are pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary by any person with respect to the use of any Intellectual Property or challenging or questioning the validity or effectiveness of any license or agreement relating to the same. The current use by the Company and each Subsidiary of the Proprietary Intellectual Property does not infringe on the rights of any person, except for such infringements which in the aggregate could not reasonably be expected to have a Material Adverse Effect upon the Company's ownership or use of such Proprietary Intellectual Property. To the Knowledge of the Company, the current use by the Company and each Subsidiary of the Licensed Intellectual Property does not infringe on the rights of any Person, except for such infringements which in the aggregate could not reasonably be expected to have a Material Adverse Effect on the Company's use of such Licensed Intellectual Property. There are no pending claims or charges brought by the Company or any Subsidiaries against any person with respect to the use of any material Intellectual Property or the enforcement of any of the Company's or any Subsidiaries' rights relating to the material Intellectual Property.

                           SECTION 2.11 LABOR; EMPLOYEE BENEFITS.

                  (a) Each of the Company and the Subsidiaries is in compliance in all material respects with all applicable federal and state Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and is not engaged in any material unfair labor or unlawful employment practice. In the past five
         (5) years, no material wage and hour claims have been brought against the Company or any Subsidiary by any Person and, to the Knowledge of the Company, there does not exist any basis for the assertion against the Company or any of its Subsidiaries of any material claim with respect to wages and hours. Except as set forth in Schedule 2.11 there is no: (a) unlawful employment practice discrimination charge that is pending before the Equal Employment Opportunity Commission (the "EEOC") or EEOC recognized state "referral agency" or, to the Knowledge of the Company, threatened, against or involving or affecting the Company or any of the Subsidiaries; (b) unfair labor practice charge or complaint against the Company or any of the Subsidiaries pending before the National Labor Relations Board (the "NLRB") or, to the Knowledge of the Company, threatened, against or involving or affecting the Company or any of the Subsidiaries; (c) and there has not been in the past three years, any organized labor strike, dispute, slowdown or stoppage actually pending or, to the Knowledge of the Company, threatened against or involving or affecting the Company or any of the Subsidiaries; (d) collective bargaining agreement that is binding on the Company or any of the Subsidiaries; or (e) material labor or employment-related grievance. To the Knowledge of the Company, no union organizational efforts are presently being made involving any

AGREEMENT AND PLAN OF MERGER          PAGE 21         INDS01 RKIXMILLER 644669v6
         of the Company's or any of the Subsidiaries' employees and, to the Knowledge of the Company, for the past five (5) years, none have been made. No union or other collective bargaining unit has been certified or recognized by the Company as representing any of the Company's or any of the Subsidiaries' employees during the past five years. To the Knowledge of the Company, during the past five years, no union or collective bargaining unit has sought such certification or recognition, and, to the Knowledge of the Company, no union or collective bargaining unit is seeking or currently contemplating seeking any such certification or recognition, and no written notice of any such attempt or contemplation has been received by the Company during such period.

                  (b) Schedule 2.11 sets forth a complete and correct list of each employment, bonus, deferred compensation, pension, stock option, stock appreciation right, profit-sharing or retirement plan, arrangement or practice, each medical, vacation, retiree medical, severance pay plan, and each other similar agreement or fringe benefit plan, arrangement or practice, of the Company, whether legally binding or not, including each "employee benefit plan" within the meaning of
         Section 3(3) of ERISA, that is sponsored or maintained by the Company or any of its Subsidiaries, or to which the Company or any of its Subsidiaries contributes or is required to contribute on behalf of current or former Employees, directors or consultants of the Company or any of its Subsidiaries or their beneficiaries or dependents ("BENEFIT PLANS").

                  (c) The Company has delivered to Parent complete and correct copies, with respect to each Benefit Plan, of the plan documents including any related trust, insurance contract or fund and any amendments (or a written description of any unwritten plan), any current summary plan description, and the three most recent Form 5500 annual reports.

                  (d) The Company has received no written notice of any, and to the Knowledge of the Company, there is currently no, audit or investigation by any Government Authority or any claim (other than routine claims for benefits in the ordinary course), action, suit or proceeding against or involving any Benefit Plan and, to the Knowledge of the Company, no such audit, investigation, claim, action, suit or proceeding is threatened.

                 (e) To the Knowledge of the Company, each Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered, in all material respects, in accordance with the terms of such Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA and the Code.

                  (f) All contributions and premium payments required to have been paid under or with respect to any Benefit Plan have been timely paid or accrued.

                  (g) Each Benefit Plan which is intended to meet the requirements of a "qualified plan" under Code Section 401(a) has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Code Section 401(a).

AGREEMENT AND PLAN OF MERGER          PAGE 22         INDS01 RKIXMILLER 644669v6

                  (h) The Company does not have any commitment, whether formal or informal and whether legally binding or not, (i) to create any additional such Benefit Plan; (ii) to modify or change any such Benefit Plan; or (iii) to maintain for any period of time any such Benefit Plan, except as accurately and completely described in Schedule 2.11.

                  (i) Except as disclosed in Schedule 2.11, the consummation of the transactions contemplated by this Agreement will not entitle any employee or former employee of the Company to severance pay, unemployment compensation or any other payment, or accelerate the time of payment or vesting of any stock option, stock appreciation right, deferred compensation or other employee benefits under any Benefit Plan (including vacation and sick pay).

                  (j) Except as disclosed in Schedule 2.11, none of the Benefit Plans which are "welfare benefit plans," within the meaning of
         Section 3(1) of ERISA, provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA rights under a "group health plan" as defined in Section 4980B(g) of the Code and Section 607 of ERISA.

                  (k) Neither the Company nor any entity required to be aggregated with the Company under Section 414(b), (c), (m) or (o) of the Code ("ERISA AFFILIATE") has ever sponsored, participated in, or contributed to either a plan subject to Title IV of ERISA or Section 412 of the Code or a multiemployer plan as defined in Section 4001(a)(3) of ERISA, and neither the Company nor any ERISA Affiliate has ever withdrawn from such a multiemployer plan nor incurred any liability as a result of any partial or complete withdrawal by any employer from a multiemployer plan as described under Sections 4201, 4203, or 4205 of ERISA.

                           SECTION 2.12 BROKERS, FINDERS, ETC. Except for U.S.
                  Bancorp Piper Jaffray, Inc. whose fees and expenses will be paid by the Company prior to the Closing (which payment will reduce Closing Cash that would otherwise exist absent such payment), there is no broker, finder or investment banker that is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement, the other documents contemplated by this transaction or the transactions contemplated hereby or thereby, based upon any agreements, written or oral, made by or on behalf of the Company or any of its Subsidiaries or the Stockholders.

                           SECTION 2.13 ENVIRONMENTAL MATTERS. Except as set
                  forth in Schedule 2.13, to the Knowledge of the Company and except for such exceptions as reasonably would not be expected to have a Material Adverse Effect, (a) the Company and each of its Subsidiaries have complied with and are currently in compliance with the provisions of all applicable Environmental Laws, (b) neither the Company nor any of its Subsidiaries has released any Hazardous Materials into the environment at, on or from any real property owned, used or leased by the Company or its Subsidiaries, (c) the Company has not assumed liabilities relating to Hazardous Materials or Environmental Laws of any Person, and (d) there is no past or present action, activity, event, condition or circumstance that could give rise

AGREEMENT AND PLAN OF MERGER          PAGE 23         INDS01 RKIXMILLER 644669v6
                  to any liability of the Company for violation of or requiring remediation or investigation under any Environmental Law.

                           SECTION 2.14 ABSENCE OF CERTAIN CHANGES. Except as
                  set forth in Schedule 2.14, and except for the taking of actions specifically permitted or contemplated by this Agreement, since December 31, 2003, neither the Company nor any Subsidiary has:

                  (a) as of the date of this Agreement suffered any Material Adverse Effect, or suffered any material casualty loss (whether or not insured);

                  (b) made any change in its business or operations or in the manner of conducting its business other than immaterial changes in the ordinary course of business;

                  (c) experienced any change in any assumptions underlying or methods of calculating any reserves, provisions or accruals;

                  (d) paid, discharged or satisfied any claim, lien, encumbrance or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), other than claims, encumbrances or liabilities (i) which are reflected or reserved against in the Financial Statements or (ii) which were incurred after the date of the Financial Statements and paid, discharged or satisfied since the date thereof in the ordinary course of business and consistent with past practice;

                  (e) written down the value of any inventory in excess of $500,000 in the aggregate, or written off as uncollectible any notes or accounts receivable or any portion thereof in excess of $50,000 in the aggregate;

                  (f) canceled any other debts or claims, or waived any rights of substantial value;

                  (g) sold, transferred or conveyed any of its properties or assets (whether real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice;

                  (h) disposed of or permitted to lapse, or otherwise failed to preserve the exclusive rights of the Company to use any patent, trademark, trade name, logo or copyright or any such application, or disposed of or permitted to lapse any license, permit or other form of authorization, or disposed of or disclosed to any person any trade secret, formula, process or know-how;

                  (i) excluding increases in compensation to employees whose annual base compensation as of December 31, 2003 does not exceed $75,000, and excluding bonuses payable to executive management, field and home office employees in accordance with the bonus plans applicable to those three groups of employees for the year ending January 31, 2004 (copies of which have been provided to Parent) and bonuses payable under employment agreements disclosed on Schedule 2.17, granted any increase in the compensation of any officer, director, employee or agent (including, without limitation, any increase pursuant to any bonus, pension, profit sharing or other plan or commitment) in excess of 10% of the prior year's compensation, or adopted or amended any such plan

AGREEMENT AND PLAN OF MERGER          PAGE 24         INDS01 RKIXMILLER 644669v6
         or other arrangements; and no such increase, or the adoption or amendment of any such plan or arrangement, is planned or required;

                  (j) made any capital expenditures or commitments in excess of $3,200,000 in the aggregate for replacements or additions to property, plant, equipment or intangible capital assets;

                  (k) declared, paid or made or set aside for payment or making, any dividend or other distribution in respect of its capital stock or other securities, or directly or indirectly redeemed, purchased or otherwise acquired any of its capital stock or other securities;

                  (l) made any change in any method of accounting or accounting practice;

                  (m) paid, loaned or advanced any amount to or in respect of, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement, arrangement or transaction with, any of the stockholders of the Company or the officers or directors of the Company, any Affiliates or associates of any stockholder of the Company or the Company or any of their respective officers or directors, or any business or entity in which any of such persons has any direct or material indirect interest, except for compensation to the officers and employees of the Company at rates not exceeding the rates of compensation in effect at December 31, 2003 and pursuant to bonus plans and Benefit Plans in effect at December 31, 2003 and advances to employees in the ordinary course of business for travel and expense disbursements in accordance with past practice, but not in excess of $5,000 at any one time outstanding and lease payments pursuant to existing lease agreements disclosed on
         Schedule 2.20;

                  (n) agreed, whether in writing or otherwise, to take any action described in this Section 2.14.

                           SECTION 2.15 TAXES.

                  (a) Except as otherwise disclosed in Schedule 2.15, the Company and its Subsidiaries have filed all Returns which are required to be filed by them and paid or accrued all Taxes that are shown as due pursuant to such Returns, except where a failure to file or pay or accrue reasonably could not be expected to have a Material Adverse Effect, and, to the Knowledge of the Company, such Returns are true, complete and correct in all material respects. Except as accrued, no other Taxes are payable by the Company or its Subsidiaries with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) or with respect to any period prior to the date of this Agreement. There are no liens on any of the assets of the Company or its Subsidiaries with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that the Company or a Subsidiary is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established.

                  (b) Except as otherwise disclosed in Schedule 2.15 and except for routine sales tax audits conducted from time to time with respect to the Company's retail outlets in various states, to the Knowledge of the Company there is no pending active audit by

AGREEMENT AND PLAN OF MERGER          PAGE 25         INDS01 RKIXMILLER 644669v6
         the IRS or other Government Authority relating to any Taxes. Except as disclosed on Schedule 2.15, neither the Company nor any Subsidiary does business in or derives income from any state, local, territorial or foreign jurisdiction, other than those for which Returns have been filed, in such a manner that would subject the Company or such Subsidiary to the taxing jurisdiction of such state, local, territorial or foreign authority.

                  (c) The Company and its Subsidiaries have complied with all applicable Laws, rules and regulations with respect to the withholding of Taxes from Employee wages and other payments and paid over or accrued for payment to the proper taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable Laws.

                  (d) The Company is not a foreign person subject to withholding under Section 1445 of the Code and the regulations promulgated thereunder, and the Company will provide certification to that effect to Parent at the Closing if requested by Parent to do so. Neither the Company nor any Subsidiary has entered into any compensatory agreements that would result in a nondeductible expense to the Company or such Subsidiary pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code. The Company has not been the "distributing corporation" (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the three year period ending as of the date of this Agreement.

                           SECTION 2.16 INSURANCE. Schedule 2.16 lists and
                  provides a brief description (including policy numbers, deductibles, carriers and effective and termination dates) all insurance policies in effect with respect to the Company and its Subsidiaries (including, without limitation, fire, liability, workmen's compensation, health and title). All such policies are in full force and effect, all premiums with respect thereto have been paid to the extent due, and no notice of cancellation or termination has been received with respect to any such policy. All such policies will remain in full force and effect at least through the respective dates set forth in Schedule 2.16 without the payment of additional premiums and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. Schedule 2.16 contains an accurate and complete description of any provision contained in the policies identified on Schedule 2.16 which provides for retrospective premium adjustment. Schedule 2.16 identifies all risks which the Company has designated as being self-insured and the amount of reserves set aside by the Company to cover such risks.

                           SECTION 2.17 CONTRACTS. Schedule 2.17 sets forth a
                  list as of the date of the Agreement of all written, and a description of all oral, Material Contracts to which the Company or any Subsidiary of the Company is a party that cannot be terminated on not more than sixty (60) days' notice without penalty. Except as set forth on Schedule 2.17:

                  (a) all of the Material Contracts are in full force and effect and are valid and binding on and enforceable by the Company or its Subsidiaries (as applicable) in

AGREEMENT AND PLAN OF MERGER          PAGE 26         INDS01 RKIXMILLER 644669v6
         accordance with their terms against the other parties thereto, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or other similar Laws affecting the enforcement of creditors' rights generally and except to the extent that injunctive or other equitable relief is within the discretion of a court of competent jurisdiction;

                  (b) neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company any other party thereto, is in material breach or default under any Material Contract;

                  (c) neither the Company nor any of its Subsidiaries has waived any material right under any Material Contract;

                  (d) no event has occurred that, with the giving of notice or the lapse of time or both, would constitute a material breach or default by the Company or any of its Subsidiaries, or to the Knowledge of the Company by any other party thereto, under any Material Contract; and

                  (e) except for such matters arising solely as a result of the consummation or anticipated consummation of the Merger with respect to the Leases (i) there are no material unresolved disputes under any of the Material Contracts, (ii) there are no renegotiations of or attempts to renegotiate, or outstanding rights to renegotiate, any amounts paid to or payable by the Company under any Material Contract, and (iii) to the Knowledge of the Company, no Person has made a demand for such renegotiation.

                           SECTION 2.18 TRANSACTIONS WITH AFFILIATES. Except as
                  set forth in Schedule 2.18, there are no Contracts that will be in effect after the Effective Time to which any holder of more than 5% of any class of Company Securities, or any such stockholder's Associates or Relatives (the "INSIDERS"), is a party. Except as set forth in Schedule 2.18, no Stockholder, any Affiliate of the Company or any Stockholder nor any Insider has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company. From and after the Closing, the Stockholders of the Company (in their capacity as such) will not have any claim or right against the Company except the right to receive the Merger Consideration (and the other benefits of this Agreement) pursuant to the terms and conditions of this Agreement and their rights under applicable law to assert appraisal rights in lieu of accepting the Merger Consideration hereunder.

                           SECTION 2.19 INDEBTEDNESS. Schedule 2.19 sets forth a
                  description of all of the Company's and its Subsidiaries' outstanding indebtedness for borrowed money as of the date of this Agreement, whether secured or unsecured. Except as set forth in Schedule 2.19, as of the date of this Agreement neither the Company nor any of its Subsidiaries is a party to any loan agreement or the maker or obligor under any promissory note or other similar undertaking, including any guaranty, for the repayment of borrowed money.

AGREEMENT AND PLAN OF MERGER          PAGE 27         INDS01 RKIXMILLER 644669v6

                           SECTION 2.20 REAL PROPERTY.

                  (a) The Company and its Subsidiaries do not own any real property.

                  (b) Schedule 2.20 sets forth the location of each parcel of real property leased by the Company or its Subsidiaries as of the date of this Agreement, and a true and complete list as of the date of this Agreement of all written or oral leases or rental arrangements (individually, a "LEASE" and collectively, the "LEASES") for each such parcel (including the date and name of the parties to each Lease). The Company has delivered to Parent and Newco a true and complete copy of each Lease (including all extensions, amendments and other modifications thereto) and, in the case of any oral Lease, a written summary of the material terms of such oral Lease. Except as otherwise disclosed on Schedule 2.20, the Company or its Subsidiaries is now in possession of each parcel of such real property and has not assigned or transferred any Lease, in whole or in part, or sublet all or part of such real property. Except for the rights of the subtenants with respect to the Leases occupied by subtenants, and except for any such matters arising solely as a result of the consummation or anticipated consummation of the Merger with respect to the Leases, neither the Company nor any of its Subsidiaries has received any notice or written threat of, nor is a party to, any Action that could reasonably be expected to interfere with the Surviving Corporation's quiet enjoyment of such real property pursuant to the terms of the Leases.

         SECTION 2.21 INVENTORY. All inventory of the Company, whether reflected in the Financial Statements or otherwise, is of good and merchantable quality and consists of a quantity and quality usable and saleable in the ordinary course of business, except for items which have been written off or down in the Financial Statements to realizable market value or for which adequate reserves have been provided therein. Except as set forth on Schedule 2.21, the Company is not under any liability or obligation with respect to the return of inventory or merchandise in the possession of wholesalers, retailers or other customers in excess of its historical experience, and there are no purchase commitments in excess of historical experience.

         SECTION 2.22 BOOKS AND RECORDS. The books of account, minute books, stock record books, and other records of the Company and its Subsidiaries, all of which have been made available to Parent, are complete and correct and have been maintained in accordance with sound business practices, and the requirements of Section 13(b)(2) of the Securities Exchange Act of 1934, as amended (regardless of whether or not the Company and its Subsidiaries are subject to that Section), including the maintenance of an adequate system of internal controls. The minute books of the Company and its Subsidiaries contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Company and the Subsidiaries, and no meeting of any such stockholders, Boards of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company and the Subsidiaries.

AGREEMENT AND PLAN OF MERGER          PAGE 28         INDS01 RKIXMILLER 644669v6

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF NEWCO AND PARENT

         Each of Newco and Parent hereby represents and warrants to and for the benefit of the Company and its stockholders as follows:

                           SECTION 3.1 INCORPORATION AND POWERS. Newco is a
                  corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and is a wholly-owed subsidiary of Parent. Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Tennessee. Each of Newco and Parent has all requisite corporate power and authority to own and operate its properties and assets and conduct its business as they are now being operated and conducted.

                           SECTION 3.2 AUTHORIZATION. Each of Newco and Parent
                  has all requisite corporate power and authority to execute, deliver and perform this Agreement and the other instruments and documents contemplated hereby to be executed by Newco or Parent (as the case may be) and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Newco and Parent of this Agreement and the other instruments and documents contemplated hereby to be executed by Newco or Parent have been duly authorized by all necessary corporate action on the part of Newco or Parent (as the case may be). This Agreement has been, and the other instruments and documents contemplated hereby to be executed by Newco or Parent at the Closing will at the Closing have been, duly executed and delivered by Newco or Parent (as the case may be). This Agreement constitutes, and each other instrument and document contemplated hereby to be executed by Newco or Parent at the Closing will at the Closing constitute, a legal, valid and binding obligation of Newco or Parent, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether in equity or at law).

                           SECTION 3.3 NONCONTRAVENTION. The execution, delivery
                  and performance by Newco and Parent of this Agreement and the other documents contemplated by this Agreement to which Newco or Parent is a party, and the consummation by Newco and Parent of the transactions contemplated hereby and thereby, do not and will not (i) violate, conflict with or result in the breach of any provision of the certificate of incorporation, charter or by-laws of Newco or Parent or (ii) violate or conflict with any Legal Requirement applicable to Newco or Parent or any other restriction of any kind or character to which Newco or Parent is subject, except as reasonably would not be expected to have a material adverse effect on the ability of Newco or Parent to perform its obligations under this Agreement.

                           SECTION 3.4 CONSENTS, ETC. No filing, consent,
                  waiver, approval or authorization of any Government Authority on the part of Newco or Parent is required to be obtained or made by Newco or Parent in connection with the execution, delivery and performance by Newco or Parent of this Agreement or the

AGREEMENT AND PLAN OF MERGER          PAGE 29         INDS01 RKIXMILLER 644669v6
                  other documents contemplated by this Agreement to which Newco or Parent is a party or the consummation by Newco or Parent of any of the transactions contemplated hereby or thereby, other than any required actions under the Hart-Scott-Rodino Act, the filing of a Certificate of Merger with the Secretary of State of the State of Delaware, any filings required by the Securities Exchange Act of 1934 (including any Form 8-K), and such other filings, consents, waivers, approvals or authorizations as reasonably would not be expected to have a material adverse effect on the ability of Newco or Parent to perform its obligations under this Agreement.

         SECTION 3.5 BROKERS, FINDERS, ETC. Except for Banc of America Securities LLC, whose fees and expenses will be paid by Parent, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement, the other documents contemplated by this Agreement or the transactions contemplated hereby and thereby based upon any agreements, written or oral, made by or on behalf of Newco, Parent or any of their Affiliates or by or on behalf of any director, officer, employee or agent of Newco, Parent or any of their Affiliates.

         SECTION 3.6 FINANCING. Parent reasonably believes that it will be able to satisfy the conditions precedent listed in the fourth paragraph of the commitment letter from Bank of America, N.A. dated January 22, 2004, as amended by a letter agreement dated February 4, 2004, a true and complete copy of which has been provided to the Company, except for those conditions which relate to
(a) the business assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Company and the Subsidiaries (including any condition related to Consolidated EBITDA of the Company), (b) a material adverse change in or material disruptions in the market for syndicated bank credit facilities, or the financial, banking or capital markets, and (c) the Senior Credit Facilities (as defined in the commitment letter) having received a debt rating from Moody's Investor Service, Inc. and Standard & Poor's.

ARTICLE 4. COVENANTS

                           SECTION 4.1 CONDUCT OF BUSINESS. Except (i) as
                  otherwise specifically permitted or contemplated by this Agreement, (ii) as disclosed on Schedule 4.1, or (iii) with the prior written consent of Parent, from and after the date of this Agreement and until the Closing Date, the Company agrees that:

                  (a) the Company and its Subsidiaries shall conduct their business in the ordinary course of business consistent with past practice;

                  (b) the Company and its Subsidiaries shall use commercially reasonable efforts to preserve intact the business organization of the Company and its Subsidiaries, to keep available the services of their key employees, and to preserve the goodwill of those having material business relationships with the Company and its Subsidiaries; and

                  (c)      the Company and its Subsidiaries shall not:

AGREEMENT AND PLAN OF MERGER          PAGE 30         INDS01 RKIXMILLER 644669v6

                           (i) change or modify in any material respect existing inventory management or credit and collection policies, procedures and practices with respect to accounts receivable;

                           (ii) except for working capital draws (net of repayments) on its revolving line of credit in an amount not exceeding $4,200,000, incur any indebtedness for borrowed money or mortgage, pledge or subject to any Encumbrance (other than Permitted Encumbrances) any of their assets;

                           (iii) change any compensation or benefits or grant any material new compensation or benefits payable to or in respect of any Employee except (A) as may be required under existing agreements or by Law, (B) pursuant to normal severance policies or practices of the Company and its Subsidiaries as in effect as of the date of this Agreement,
                  (C) increases in salary or wages payable or to become payable in the ordinary cause of business, or (D) as set forth on
                  Schedule 4.1(c);

                           (iv) except for dispositions of inventory in the ordinary course of business or assets having an aggregate value not in excess of $100,000, sell, lease or otherwise transfer any assets necessary in, or otherwise material to the conduct of, its or their business;

                           (v) change its method of accounting or keeping its books of account or accounting practices, except as required by GAAP or applicable law;

                           (vi)     issue any Company Securities or any
                  securities of any Subsidiary or enter into any arrangement or contract with respect to the issuance or sale of any Company Securities or any securities of any Subsidiary, other than shares of Common Stock issued upon the exercise of any purchase or conversion rights under Company Securities outstanding as of the date of this Agreement, or make changes to the capital structure of the Company or any of its Subsidiaries;

                           (vii) amend its certificate of incorporation, articles of organization, bylaws or operating agreement, as applicable;

                           (viii) acquire or enter into an agreement to acquire, by merger, consolidation, or purchase of stock or assets, any business or entity;

                           (ix) except for such matters occurring in the ordinary course of business, amend, modify or waive any rights under any Material Contract or under any confidentiality, nonsolicitation or noncompetition agreement or any agreement with any party relating to the sale or possible sale of the Company; or

                           (x) declare, pay or make or set aside for payment or making, any dividend or other distribution in respect of its capital stock or other securities, or directly or indirectly redeem, purchase or otherwise acquire any of its capital stock or other securities.

AGREEMENT AND PLAN OF MERGER          PAGE 31         INDS01 RKIXMILLER 644669v6

                           SECTION 4.2 FURTHER ASSURANCES. Each party covenants
                  from the date of this Agreement to the Closing Date (and subject to the other terms of this Agreement):

                  (a) to cooperate with each other in determining whether filings are required to be made with or consents required to be obtained from any Government Authority in any jurisdiction in connection with the consummation of the transactions contemplated by this Agreement and (except for the filing of a Certificate of Merger with the Secretary of State of the State of Delaware (as contemplated by Section 1.2 hereof)) in making or causing to be made any such filings promptly and to obtain timely any such consents (each party shall furnish to the other and to the other's counsel all such information as may be reasonably required in order to effectuate the foregoing action);

                  (b) to keep the other parties informed in all material respects of any material communications received by such party from, or given by such party to, any Government Authority in connection with the matters described in Section 4.2(a) and to consult with the other parties in advance of any meeting or conference with any Government Authority in connection therewith; and

                  (c) without limiting the specific obligations of any party hereto under any covenant or agreement hereunder, to use reasonable best efforts to take all actions and do all things necessary in order to promptly consummate the transactions contemplated hereby on the terms set forth herein, including, without limitation, satisfaction, but not waiver, of the Closing conditions set forth in
         Article 5; provided, however, that nothing in this Agreement shall require Parent to pursue financing on terms materially less favorable to Parent than those set forth in the financing commitment of Bank of America N.A. provided to the Company. Notwithstanding the foregoing, nothing in this Agreement shall require Parent or Newco to agree to hold separate or to divest of any of the businesses, product lines or assets of Parent or the Company or any of their respective Subsidiaries or Affiliates or to agree to any restriction on Parent's ability to exercise its right as sole stockholder of the Company after the Effective Time.

                           SECTION 4.3 PUBLIC ANNOUNCEMENTS. Except as may
                  otherwise be required by applicable law or applicable rules of the New York Stock Exchange, neither the Company, on the one hand, nor Parent or Newco, on the other hand, shall issue, or permit any of its agents or Affiliates to issue, any press releases or otherwise make, or permit any of its respective agents or Affiliates to make, any public or other statements, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of Parent or the Company, as applicable, which consent will not be unreasonably withheld, conditioned or delayed.

                           SECTION 4.4 HART-SCOTT-RODINO ACT. Each of the
                  parties will file and will cause each of their Subsidiaries to file all applications, notifications, reports and other instruments and related material that it may be required to file with the Federal Trade Commission and the Anti-Trust Division of the United States Department of Justice under the Hart-Scott-Rodino Act in order to consummate the transactions contemplated hereby, will use reasonable efforts and will cause each

AGREEMENT AND PLAN OF MERGER          PAGE 32         INDS01 RKIXMILLER 644669v6
                  of its Subsidiaries to use their reasonable efforts to obtain an early termination of the applicable waiting period under the Hart-Scott-Rodino Act, and will make and will cause each of its Subsidiaries to make any further filings or take any other actions pursuant thereto that may be necessary, proper or advisable.

                           SECTION 4.5 INVESTIGATION. From the date hereof until
                  the Closing, the Company shall give Newco and Parent and their representatives (including their accountants, consultants, counsel, employees and authorized agents), upon reasonable notice and during normal business hours, reasonable access to the properties, contracts, executive officers, books, records and affairs of the Company, and shall cause its officers, directors, agents, representatives, accountants and counsel to furnish to Parent all documents, records and information (and copies thereof) as Parent may reasonably request. Parent and Newco will treat and hold as confidential any information they receive from the Company or any of its Subsidiaries in the course of the reviews contemplated by this Section 4.5 in accordance with the provisions of the agreement, dated October 6, 2003, between the Company and Parent (the "CONFIDENTIALITY AGREEMENT"), will not use any of such information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to the Company all tangible embodiments (and all copies) of such information which are in their possession. Without the Company's prior consent, which shall not be unreasonably withheld, neither Newco nor Parent will contact, nor will they permit their officers, directors, agents, employees, representatives, accountants or counsel to contact, any employee of the Company other than the executive officers of the Company; provided that the Company shall give access to Parent, its agents and representatives to such employees of the Company to enable Parent to make an evaluation of the assets of the Company and its Subsidiaries for accounting purposes.

                           SECTION 4.6 CONFIDENTIALITY. The parties hereto shall
                  continue to observe the terms of, and perform their obligations under the Confidentiality Agreement.

                           SECTION 4.7 OPTIONS AND WARRANTS. The Company shall,
                  at or prior to the Closing, take the actions described in
                  Section 1.6 with respect to all outstanding options, warrants and other rights to acquire Company Securities.

                           SECTION 4.8 MEETING OF COMPANY STOCKHOLDERS. The
                  Company shall cause a special meeting of its stockholders (the "SPECIAL MEETING") to be duly called and held as soon as reasonably practicable, with written notice thereof to be given in accordance with applicable Law, for the purpose of voting on the approval and adoption of this Agreement as required by applicable Law and in accordance with the Certificate of Incorporation and Bylaws of the Company, including, without limitation, the approval thereof by the holders of a majority of the outstanding shares of Company Stock (with the holders of the Series A Preferred Stock and the Series B Preferred Stock voting on an "as-converted" basis); provided, however, that the holders voting to approve this Agreement must include the holders of a majority of the outstanding shares of Series A Preferred Stock and

AGREEMENT AND PLAN OF MERGER          PAGE 33         INDS01 RKIXMILLER 644669v6
                  the holders of a majority of the outstanding shares of Series B Preferred Stock. The written materials submitted to the Company's stockholders will contain the affirmative recommendation of the board of directors of the Company in favor of the adoption of this Agreement; provided, however, that no director or officer of the Company shall be required to violate any fiduciary duty or other requirement imposed by law in connection therewith. The Company will not take any action to delay, postpone or adjourn the Special Meeting without the prior written consent of Parent.

                           SECTION 4.9 NOT A REORGANIZATION. No party shall take
                  any action to treat the Merger as a reorganization under
                  Section 368 of the Code.

                           SECTION 4.10 DIRECTOR AND OFFICER INDEMNIFICATION.
                  The Surviving Corporation and/or Parent will provide each individual who served as a director or officer of the Company or any Subsidiary of the Company at any time prior to the Effective Time with liability insurance for a period of forty-eight (48) months after the Effective Time at coverage limits not less than those provided by the Company as of the date hereof as described on Schedule 4.10 hereto. The Certificate of Incorporation and Bylaws of Newco and the Surviving Corporation will contain exculpatory or indemnification provisions substantially similar to those contained in the Company's Certificate of Incorporation and Bylaws in effect as of the Effective time (and neither Parent, Newco nor the Surviving Corporation will take any action to alter or impair any exculpatory or indemnification provisions now existing in the Articles of Incorporation or Bylaws of any Subsidiary of the Company, or that will be existing in the Certificate of Incorporation or Bylaws of the Surviving Corporation) applicable to and for the benefit of any individual in respect of their service as a director or officer of the Company or any Subsidiary of the Company at any time prior to the Effective Time. The Surviving Corporation will indemnify in accordance with applicable Law each individual who served as a director or officer of the Company or of any Subsidiary of the Company at any time prior to the Effective Time from and against any and all actions, suit, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses and fees, including court costs and attorneys' fees and expenses, resulting from, arising out of, relating to, in the nature of, or caused by this Agreement or any of the transactions contemplated herein.

                           SECTION 4.11 SUBSEQUENT DISCLOSURES. Not later than
                  five (5) days prior to the Closing Date (and subject to the rights of Parent to terminate this Agreement under Section 7.1(g)), the Company by written notice to Parent shall modify the representations and warranties (whether or not such representations or warranties are qualified by a reference to a Schedule) made by the Company herein with respect to (a) any matter of which the Company has knowledge that arises hereafter if, had it existed or occurred on or prior to the date hereof, such matter would have been required to be listed or described on a Schedule to this Agreement or would have constituted a breach of a representation or warranty of the Company, or (b)

AGREEMENT AND PLAN OF MERGER          PAGE 34         INDS01 RKIXMILLER 644669v6
                  any matter of which the Company has knowledge, the disclosure of which is necessary to correct any information on a Schedule to this Agreement or to make accurate any representation and warranty of the Company contained herein; provided that Parent shall remain entitled to indemnification pursuant to Article 6 for any matters disclosed pursuant to this Section 4.11 after the date hereof.

                           SECTION 4.12 NEGOTIATIONS. From the date hereof until
                  the termination of this Agreement in accordance with its terms, the Company agrees that the Company and its Subsidiaries will negotiate exclusively and in good faith with Newco and Parent with respect to any transaction involving the sale, transfer or other disposition (by merger or otherwise) of the Company or any of its Subsidiaries or its or their assets and will not (i) initiate or solicit, directly or indirectly, any proposal with respect to a Competing Transaction; (ii) initiate, directly or indirectly, any contact with any Person in an effort to or with a view towards soliciting a proposal with respect to a Competing Transaction;
                  (iii) furnish information concerning the Company's business, properties or assets to any Person under any circumstances that could reasonably be expected to relate to a Competing Transaction; or (iv) negotiate or enter into discussions, directly or indirectly, with any Person with respect to any actual or potential Competing Transaction. Notwithstanding the foregoing, the Company may engage or participate in discussions or negotiations with, or provide information to, any Person in connection with any such transaction if outside counsel to the Company advises the Company's Board of Directors that any such action is required for the Company's directors to satisfy their fiduciary duties to the Company and its constituencies under applicable Law.

                           SECTION 4.13 ESCROW AGREEMENTS. Parent shall, and the
                  Company shall cause the Stockholder Committee to, prior to or as of the Closing, execute and deliver each of the Working Capital Escrow Agreement and the Indemnification Escrow Agreement.

         SECTION 4.14 TERMINATION OF 401(K) PLAN. Unless otherwise specified by Parent in writing prior to Closing, the Company shall terminate its 401(k) Plan by appropriate corporate action immediately prior to Closing, and Parent shall assume no liability therefor. However, Parent shall, or shall cause the Surviving Corporation to, complete the termination of such 401(k) Plan and the liquidation and distribution to the participants therein of all assets held pursuant thereto in accordance with applicable law, all at Parent's or the Surviving Corporation's expense.

         SECTION 4.15 PHYSICAL INVENTORY. At Parent's option and at Parent's expense, representatives of Parent and the Company shall take a physical inventory of the Company's assets prior to Closing.

         SECTION 4.16 CONSENTS. Prior to the Closing the Company shall use its reasonable efforts to obtain Lease Consents with respect to each Lease other than the Excluded Leases and to obtain all required consents under or with respect to each license, agreement or other instrument listed on Schedule 2.3 hereto. The Company shall submit the form of the request letter to be sent to landlords requesting Lease Consents to Parent for Parent's approval thereof,

AGREEMENT AND PLAN OF MERGER          PAGE 35         INDS01 RKIXMILLER 644669v6
which approval will not be unreasonably withheld, conditioned or delayed by Parent. Parent shall cooperate fully with all reasonable requests of the Company for information relating to, or the assistance of, Parent in connection with the Company's efforts to obtain such consents and Lease Consents.

         SECTION 4.17 APPRAISAL RIGHTS EXPENSES. In the event there are Dissenting Shares with respect to the Merger, Parent or the Surviving Corporation shall be entitled to reimbursement of one-half of the reasonable legal and litigation expenses (but not the liability itself for the value of their Dissenting Shares under applicable law) incurred to resolve the liability of the Company to the holders thereof from the funds held under the Indemnification Escrow Agreement. The procedures set forth in Section 6.4(a) shall apply to a claim for reimbursement under this Section as if it were a claim for indemnification to which Section 6.4(a) is applicable. (The Deductible set forth in Section 6.2(b) shall not be applicable to reimbursement claims under this Section.)

         SECTION 4.18 TAX FILINGS. If the Closing has not occurred on or before March 31, 2004, the Company shall timely file with the Internal Revenue Service a Form 1138 to secure the carryback to the fiscal year ended January 31, 2004 of the projected net operating loss of the short tax period for the period between February 1, 2004 and the Closing Date.

ARTICLE 5. CONDITIONS PRECEDENT

                           SECTION 5.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF
                  NEWCO AND PARENT. The obligations of Newco and Parent to consummate and effect the Merger are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any one or more of which may be waived in writing in whole or in part by Newco and Parent in their sole discretion):

                  (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Company contained in this Agreement or in any certificate, document or instrument delivered pursuant to this Agreement shall be true and correct in all material respects on and as of the date of this Agreement and at and as of the Closing with the same effect as though such representations and warranties had been made at and as of the Closing, except for representations and warranties that speak as of a specific date or time other than the Closing (which need only be true and correct in all material respects as of such date or time); provided, however, that if any portion of any such representation or warranty is already qualified by materiality, for purposes of determining whether this condition has been satisfied with respect to such portion of such representation or warranty, such portion of such representation or warranty as so qualified shall be true and correct in all respects.

                  (b) COVENANTS. The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing.

                  (c) INJUNCTION. No order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby shall have been issued by any Government Authority and be in effect.

AGREEMENT AND PLAN OF MERGER          PAGE 36         INDS01 RKIXMILLER 644669v6

                  (d) CERTIFICATES. The Company shall furnish Newco and Parent a certificate dated the Closing Date and signed by a senior executive officer of the Company to the effect that the conditions set forth in Section 5.1(a)-(b) have been satisfied.

                  (e) DOCUMENTS. The Company shall have executed (as applicable) and delivered the certificates, instruments, contracts and other documents specified to be delivered by it hereunder, and all other documents reasonably requested by Parent or its counsel.

                  (f) HART-SCOTT-RODINO ACT. All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated.

                  (g) DISSENTING SHARES. The number of Dissenting Shares (on an as-converted basis with respect to any convertible Company Stock included therein) shall not exceed ten percent (10%) of the total number of shares of Company Stock (on an as-converted basis with respect to any convertible Company Stock) plus Substituted Option Shares outstanding (or subject to Substituted Options) as of the Closing.

                  (h) CONSENTS. As of the Closing, Leases for retail store locations (including kiosks) representing in the aggregate store locations responsible for not less than eighty percent (80%) of the aggregate Store EBITDA, all as determined by reference to Exhibit H attached hereto, shall be included in one of the following categories of Leases:

                           (i)      Excluded Leases;

                           (ii) Required Consent Leases as to which Lease Consents in form and substance reasonably satisfactory to Parent or its counsel shall have been obtained (in this regard, the approval of a Lease Consent as to form and substance by Parent or Parent's counsel shall not be unreasonably withheld, conditioned or delayed); or

                           (iii) Preferred Consent Leases as to which a letter describing the pending merger and requesting a Lease Consent was mailed to the landlord (or other appropriate notice party) at least thirty (30) days prior to the Closing and as of the Closing no negative response (which would be a response indicating that a Lease Consent must be obtained) shall have been received from such landlord (or other notice party).

                  (i) LITIGATION. On the date of Closing, except as set forth Schedule 2.7, none of Parent, the Company nor any Subsidiary shall be a party to, nor will there otherwise be pending or overtly threatened, any judicial, administrative, or other action, proceeding or investigation which, if adversely determined might, in the reasonable opinion of Parent, have a Material Adverse Effect on the Company, any Subsidiary, Parent or the transactions contemplated hereby.

                  (j) OPINION OF COUNSEL FOR THE COMPANY. Parent shall have received an opinion of counsel for the Company, Barnes & Thornburg, dated the Closing Date, in

AGREEMENT AND PLAN OF MERGER          PAGE 37         INDS01 RKIXMILLER 644669v6
         substantially the form of, and subject to the assumptions, qualifications and reliance provisions customarily included in, opinions given in similar transactions, expressing the opinions and assurances described in Exhibit F hereto.

                  (k) FUNDING CONDITION. Parent and Newco shall have (i) received no less than $175,000,000 of debt financing as contemplated by the financing commitment of Bank of America, N.A., a copy of which has been provided to the Company, or (ii) obtained no less than such amount from another source on terms not materially less favorable to Parent and Newco than those contemplated by such commitment letter.

                  (l) AUDIT; TAX RETURNS. Parent shall have received the audited consolidated balance sheets of the Company and its Subsidiaries as of January 31, 2004, and the related audited consolidated statements of income and cash flows for the twelve (12) month period then ended, together with an unqualified opinion thereon by KPMG LLP (the "2004 FINANCIAL STATEMENTS"). The 2004 Financials Statements will not contain any adjustments which reflect any material adverse changes to the Company's results of operations or financial condition from those previously reported in the Company's financial statements for the eleven month period ended December 31, 2003.

                  (m) MATERIAL ADVERSE EFFECT. The Company shall not have suffered any Material Adverse Effect.

                           SECTION 5.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF
                  THE COMPANY. The obligation of the Company to consummate and effect the Merger are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any one or more of which may be waived in writing in whole or in part by the Company in its sole discretion):

                  (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Newco and Parent contained in this Agreement or in any certificate, document or other instrument delivered pursuant to this Agreement shall be true and correct in all material respects on and as of the date of this Agreement and at and as of the Closing with the same effect as though such representations and warranties had been made at and as of the Closing, except for representations and warranties that speak as of a specific date or time other than the Closing (which need only be true and correct in all material respects as of such date or time); provided, however, that if any portion of any such representation or warranty is already qualified by materiality, for purposes of determining whether this condition has been satisfied with respect to such portion of such representation or warranty, such portion of such representation or warranty as so qualified shall be true and correct in all respects.

                  (b) COVENANTS. Newco and Parent shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed and complied with by them at or prior to the Closing.

AGREEMENT AND PLAN OF MERGER          PAGE 38         INDS01 RKIXMILLER 644669v6

                  (c) INJUNCTION. No order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby shall have been issued by any Government Authority and be in effect.

                  (d) CERTIFICATES. Newco and Parent shall furnish the Company a certificate dated the Closing Date and signed by senior executive officers of Newco and Parent to the effect that the conditions set forth in Section 5.2(a) and (b) have been satisfied.

                  (e) DOCUMENTS. Newco and Parent shall have executed (as applicable) and delivered all the certificates, instruments, contracts and other documents specified to be delivered by them hereunder. and all other documents reasonably requested by the Company or its counsel.

                  (f) HART-SCOTT-RODINO ACT. All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated.

                  (g) STOCKHOLDER APPROVAL. The stockholders of the Company shall have approved this Agreement and the Merger in accordance with applicable law.

                  (h) DISSENTING SHARES. The number of Dissenting Shares (on an as-converted basis with respect to any convertible Company Stock included therein) shall not exceed ten percent (10%) of the total number of shares of Company Stock (on an as-converted basis with respect to any convertible Company Stock) plus Substituted Option Shares outstanding (or subject to Substituted Options) as of the Closing.

ARTICLE 6. SURVIVAL; INDEMNIFICATION

                           SECTION 6.1 SURVIVAL. All of the representations,
                  warranties, covenants and agreements of the Company, Parent and Newco contained in this Agreement or in any certificate, document or other instrument delivered pursuant to this Agreement shall survive (and not be affected in any respect by) the Closing, but the representations and warranties of the Company, Parent and Newco shall terminate on, and no claim or Action with respect thereto may be brought, after the later of
                  (i) the first anniversary of the Closing Date and (ii) April 30, 2005. The right to indemnification, payment of Losses or other remedy based on such representations, warranties, covenants, and agreements will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation or warranty, covenant or agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Losses, or other remedy based on such representations, warranties, covenants, and agreements.

                           SECTION 6.2 POST-CLOSING INDEMNIFICATION.

AGREEMENT AND PLAN OF MERGER          PAGE 39         INDS01 RKIXMILLER 644669v6

                  (a)      From and after the Closing, and subject to Section
         6.1 and to this Section 6.2, including the limitations herein, Newco and Parent and their directors, officers, employees, agents, Affiliates, successor and assigns (each a "PARENT INDEMNIFIED PERSON" and, collectively, the "PARENT INDEMNIFIED PERSONS") will be indemnified and held harmless from the funds held by the Indemnification Escrow Agent pursuant to the Indemnification Escrow Agreement for, from, and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties, disbursements and expenses (including any reasonable Legal Expenses) not otherwise paid by or recovered from an applicable policy (or policies) of insurance (collectively, "LOSSES") (i) arising out of the breach of any representation or warranty of the Company contained in or made pursuant to this Agreement, (ii) arising out of the breach by the Company of, or the failure by the Company to perform, any of the covenants or other agreements contained in this Agreement to be performed by the Company prior to or at the Closing, or (iii) relating to Taxes for any period ending on or before the Closing Date except accrued Taxes included in the calculation of Final Closing Working Capital. For purposes of this Section 6.2, any breach of any representation, warranty or covenant shall be determined without regard to any materiality or Material Adverse Effect qualification. With respect to any Losses potentially recoverable under an applicable policy or policies of insurance, (i) Parent or the Surviving Corporation will make a claim with respect thereto under the applicable insurance policy or policies if Parent in good faith and in its reasonable judgment determines that the Losses in question are covered in whole or in part by such insurance policy or policies, and (ii) with respect to any Losses for which Parent and/or the Surviving Corporation are indemnified pursuant to this Agreement from the funds held pursuant to the Indemnification Escrow Agreement, Parent and/or the Surviving Corporation will upon written request to do so assign to the Stockholder Committee, or permit the Stockholder Committee at its own expense to pursue in the name of Parent and/or the Surviving Corporation for the benefit of the former stockholders of the Company (other than holders of Dissenting Shares) and the holders of Substituted Options, any claim or claims that the Stockholder Committee decides it will pursue under any applicable policy or policies of insurance to recover some or all of such Losses.

                  (b) If any Parent Indemnified Person becomes potentially entitled to any indemnification arising out of the breach of any representation or warranty of the Company contained or made in this Agreement, the breach of Section 4.11 or relating to Taxes for any period on or prior to the Closing Date (or any indemnification obligation relating to any of the foregoing) pursuant to Section 6.2(a) of this Agreement, the amount that such Parent Indemnified Person is entitled to recover in connection therewith shall nevertheless be limited as follows:

                           (i) first, no Losses (A) arising out of the breach of any representation or warranty of the Company contained or made in this Agreement or the breach of Section 4.11, or (B) relating to Taxes for any period ending on or prior to the Closing Date (or any indemnification obligation relating to any of the foregoing), shall be payable until the total of all such Losses exceeds One Million Dollars ($1,000,000) (the "DEDUCTIBLE"), and then only the excess amounts above the Deductible shall be payable; and

AGREEMENT AND PLAN OF MERGER          PAGE 40         INDS01 RKIXMILLER 644669v6

                           (ii) second, the only available source of payment for any Losses (A) arising out of the breach of any representation or warranty of the Company contained or made in this Agreement or the breach of Section 4.11, or (B) relating to Taxes for any period ending on or prior to the Closing Date (or any indemnification obligation relating to any of the foregoing) shall be the funds held by the Indemnification Escrow Agent that have not yet become distributable to the former holders of Company Stock (excluding Dissenting Shares) and to Option Holders under the terms hereof and/or the Indemnification Escrow Agreement. The former stockholders of the Company and the members of the Stockholder Committee, individually or as a group, shall not have any personal liability for the payment of any indemnification obligations hereunder.

         SECTION 6.3 STOCKHOLDER INDEMNIFICATION.

                  (a)      From and after the Closing, and subject to Section
         6.1 and this Section 6.3, including the limitations herein, Newco and Parent hereby jointly and severally agree to indemnify and hold harmless the former stockholders of the Company and the Option Holders and their directors, officers and employees (each a "STOCKHOLDER INDEMNIFIED PERSON" and, collectively, the "STOCKHOLDER INDEMNIFIED PERSONS") (a Parent Indemnified Person or a Stockholder Indemnified Person, as applicable, are referred to herein as an "INDEMNIFIED PERSON") for, from and against any Losses arising out of (i) the breach of any representation or warranty of Newco or Parent contained in or made pursuant to this Agreement, (ii) the breach by Newco or Parent of, or the failure by Newco or Parent to perform, any of its or their covenants or other agreements contained in this Agreement, or (iii) any obligation or liability of the Company or any of its Subsidiaries which is included in the Financial Statements or in the calculation of Final Closing Working Capital. For purposes of this Section 6.3, any breach of any representation, warranty or covenant shall be determined without regard to any materiality or material adverse effect qualification.

                  (b) If any Stockholder Indemnified Person becomes potentially entitled to any indemnification arising out of the breach of any representation or warranty of Newco or Parent contained or made in this Agreement (or any indemnification obligation relating thereto) pursuant to Section 6.3(a) of this Agreement, the amount that such Stockholder Indemnified Person is entitled to recover in connection therewith shall nevertheless be limited as follows:

                           (i) first, no Losses arising out of the breach of any representation or warranty of Newco or Parent contained or made in this Agreement (or any indemnification obligation relating thereto) shall be payable until the total of all such Losses exceeds the Deductible, and then only the excess amounts above the Deductible shall be payable; and

                           (ii) second, the aggregate limit of Parent's and Newco's liability for all Losses arising out of the breach of any representation or warranty of Newco or Parent contained or made in this Agreement (or any indemnification obligation relating thereto) shall be limited to $15,000,000.00.

AGREEMENT AND PLAN OF MERGER         PAGE 41          INDS01 RKIXMILLER 644669v6

         SECTION 6.4 PROCEDURES.

                  (a) An Indemnified Person that has (or believes that it has) a claim for indemnification under this Article 6, other than a claim for indemnification that involves a Third Party Claim, shall give written notice to Parent or the Stockholder Committee (as the representative of the former stockholders of the Company (other than Dissenting Shares) and Option Holders), as applicable (each, an "INDEMNIFYING PARTY", as applicable) (a "CLAIM NOTICE"), requesting indemnification and describing in reasonable detail to the extent then known the nature of the indemnification claim being asserted by the Indemnified Person, providing therein an estimate of the amount of Losses attributable to the claim to the extent feasible (which estimate may be but shall not necessarily be conclusive of the final amount of such claim), and also providing therein the basis for and factual circumstances surrounding the Indemnified Person's request for indemnification under this Article 6. The Indemnifying Person shall, within thirty (30) days after its receipt of a Claim Notice, notify the Indemnified Person in writing as to whether the Indemnifying Person admits or disputes the claim described in the Claim Notice. If the Indemnifying Person gives written notice that it admits the indemnification claim described in such Claim Notice, then the Indemnified Person shall be entitled to indemnification pursuant to the provisions of this Article 6, and subject to the limitations hereof, with respect to the estimated amount of Losses stated in the Claim Notice. If the Indemnifying Person notifies the Indemnified Person in writing that it disputes such claim for indemnification, or that it admits the entitlement of the Indemnified Person to indemnification under this Article 6 with respect thereto but disputes the amount of the Losses in connection therewith, or if the Indemnifying Person fails to notify the Indemnified Person within such thirty (30) day period that it either admits or disputes such claim for indemnification, then in either of such cases the indemnification claim described in the Claim Notice shall be a disputed indemnification claim that must be resolved by settlement between the Indemnified Person and the Indemnifying Person, or by proceedings commenced in an appropriate court of competent jurisdiction by either the Indemnifying Person or the Indemnified Person, or by any other mutually agreeable method. Payment of all amounts determined pursuant to this Section 6.4(a) to be owed to a Parent Indemnified Person shall be made by the Indemnification Escrow Agent, upon the written instruction for the making of such payment by both the Stockholder Committee and Parent, within ten (10) days after (i) the making of a binding settlement approved by the Stockholder Committee and Parent, or (ii) the expiration of all appeal rights from a final adjudication of a court of competent jurisdiction with respect thereto, or (iii) the final and nonappealable determination of such liability and amount by any other resolution method undertaken pursuant to the mutual written agreement of the Parent and the Stockholder Committee. Payment of all amounts determined pursuant to this Section 6.4(a) to be owed to a Stockholder Indemnified Person shall be made by Parent within ten (10) days after
         (i) the making of a binding settlement approved by the Stockholder Indemnified Person, the Stockholder Committee and Parent, or (ii) the expiration of all appeal rights from a final adjudication of a court of competent jurisdiction with respect thereto, or (iii) the final and nonappealable determination of such liability and amount by any other resolution method undertaken pursuant to the mutual written agreement of the Stockholder Indemnified Person, the Parent and the Stockholder Committee.

AGREEMENT AND PLAN OF MERGER         PAGE 42          INDS01 RKIXMILLER 644669v6

                  (b) If a claim is asserted against an Indemnified Person by a person other than a party to this Agreement and is based on factual allegations which, if true, would entitle the Indemnified Person to indemnification under Section 6.2(a) and (b) taken together or 6.3(a) and (b) taken together (any such claim is a "THIRD PARTY CLAIM"), the Indemnified Person against whom the Third Party Claim is asserted shall give written notice (a "CLAIM NOTICE") to the Indemnifying Person of the assertion of such Third Party Claim, describing in such notice in reasonable detail to the extent then known the nature of the Third Party Claim and the factual basis and circumstances surrounding same and estimating the amount of Losses attributable to such Third Party Claim to the extent feasible (which estimate shall not be conclusive of or binding as to the final amount of such indemnification claim). A copy of all papers served on or received by the Indemnified Person with respect to such Third Party Claim, if any, shall be attached to the Claim Notice. The failure of an Indemnified Person to properly deliver a Claim Notice to the Indemnifying Person shall not defeat or prejudice the indemnification rights under this Article 6 of such Indemnified Person with respect to the related Third Party Claim unless and except to the extent that the resulting delay is materially prejudicial to the defense of the Third Party Claim or the amount of Losses associated therewith. Within fifteen (15) days after receipt of any Claim Notice with respect to a Third Party Claim (the "ELECTION PERIOD"), the Indemnifying Person shall notify the Indemnified Person who provided the Claim Notice in writing that the Indemnifying Person either (i) disputes the right of the Indemnified Person to indemnification under this Article 6 with respect to that Third Party Claim, or (ii) admits the right of the Indemnified Person to indemnification under this Article 6 with respect to Losses arising in connection with that Third Party Claim. The failure of the Indemnifying Person to respond to the Indemnified Person within such fifteen (15) day period after receipt of a Claim Notice by the shall be deemed to constitute a response by the Indemnifying Person that it denies the right of such Indemnified Person to indemnification under this Article 6 with respect to that Third Party Claim.

                  (c) If the Indemnifying Person admits that an Indemnified Person is entitled to indemnification under this Article 6 with respect to a Third Party Claim, then in such event (i) the Indemnifying Person shall vigorously defend the Third Party Claim with counsel approved by the Indemnified Person (which approval shall not be unreasonably withheld), and (ii) the Indemnifying Person shall not enter into any settlement of the Third Party Claim unless such settlement is approved in writing by the Indemnified Person (which approval may not be unreasonably withheld or delayed). (If the Stockholder Committee is the Indemnifying Person defending a Third Party Claim, the costs and expenses of such defense shall be payable by (or the Stockholder Committee shall be entitled to reimbursement therefor upon demand to) the Indemnification Escrow Agent from the funds held pursuant to the Indemnification Escrow Agreement, and Parent and the Stockholder Committee shall each so instruct the Indemnification Escrow Agent in writing to that effect.) If the Indemnifying Person disputes the right of the Indemnified Person to indemnification under this Article 6 with respect to the Third Party Claim described in a Claim Notice, then in such event (i) the Indemnified Person may defend the Third Party Claim with counsel of its choice and may enter into a settlement thereof without seeking or obtaining approval of the Indemnifying Person as to counsel employed or for the making of such settlement, and (ii) the amount of Losses incurred by

AGREEMENT AND PLAN OF MERGER         PAGE 43          INDS01 RKIXMILLER 644669v6
         the Indemnified Person in connection with such Third Party Claim, and the Indemnified Person's right to indemnification under this Article 6 with respect thereto, shall be a disputed indemnification claim to be resolved by settlement between the Indemnifying Person and the Indemnified Person, or by appropriate proceedings in any court of competent jurisdiction. Payment of all amounts determined pursuant to this subsection (c) to be owed to a Parent Indemnified Person shall be made by the Indemnification Escrow Agent, upon the written instruction for the making of such payment by both the Stockholder Committee and Parent, within ten (10) days after (i) the making of a binding settlement approved in writing by the Stockholder Committee and the Parent Indemnified Person, or (ii) the expiration of all appeal rights from a final adjudication of a court of competent jurisdiction with respect thereto, or (iii) the final and nonappealable determination of such liability and amount by any other resolution method undertaken pursuant to the mutual written agreement of the Stockholder Committee and the Parent Indemnified Person. Payment of all amounts determined pursuant to this subsection (c) to be owed to a Stockholder Indemnified Person shall be made by Parent, within ten (10) days after (i) the making of a binding settlement, or (ii) the expiration of all appeal rights from a final adjudication of a court of competent jurisdiction with respect thereto, or (iii) the final and nonappealable determination of such liability and amount by any other resolution method undertaken pursuant to the mutual written agreement of Parent and the Stockholder Indemnified Person.

         SECTION 6.5 EXCLUSIVE POST-CLOSING REMEDY. After the Closing, and except for any non-monetary, equitable relief to which any Indemnified Person may be entitled, the rights and remedies set forth in this Article 6 shall constitute the sole and exclusive rights and remedies of the Indemnified Persons under or with respect to the subject matter of this Agreement; provided, however, that nothing in this Agreement is intended to limit any right of any Person with respect to a common law fraud claim against another Person.

         SECTION 6.6 LIABILITY LIMITATIONS. In no event shall any Indemnified Person be, under or in respect of this Agreement (but not with respect to matters appropriately pursued outside of the provisions of this Agreement), entitled to recover punitive or exemplary damages. Additionally, Parent, Newco and the Company hereby waive as to each former officer and director of the Company, from and after the Closing, any and all claims and any causes of action for monetary damages under or with respect to the subject matter of this Agreement (other than any claims or causes of action arising out of the express provisions of this Article 6) or any breach or alleged breach of fiduciary obligation by such officer or director to the Company that Parent, Newco or the Company might otherwise be entitled to assert against any such former officer or director, including under any Law.

ARTICLE 7. TERMINATION AND REMEDIES

                  SECTION 7.1 TERMINATION OF AGREEMENT. Subject to Section 8.4 hereof, either of the Company and Parent may terminate this Agreement with the prior authorization of its board of directors (whether before or after stockholder approval) as follows:

AGREEMENT AND PLAN OF MERGER         PAGE 44          INDS01 RKIXMILLER 644669v6

         (a) the Company, Newco and Parent may terminate this Agreement by mutual written consent at any time prior to the Effective Time;

         (b) Parent may terminate this Agreement by giving written notice thereof to the Company at any time prior to the Effective Time (i) in the event the Company has breached any representation, warranty or covenant contained in this Agreement in any material respect, Parent has notified the Company in writing of such breach, and such breach has continued without cure for a period of thirty (30) days after the notice of breach was given to the Company, or (ii) if the Closing shall not have occurred on or before April 30, 2004, by reason of the failure of any condition precedent under
    Section 5.1 hereof unless such failure results primarily from Newco or Parent breaching any representation, warranty or covenant contained in this Agreement;

         (c) the Company may terminate this Agreement by giving written notice thereof to Parent at any time prior to the Effective Time (i) in the event Newco or Parent has breached any representation, warranty or covenant contained in this Agreement in any material respect, the Company has notified Parent in writing of such breach, and such breach has continued without cure for a period of thirty (30) days after the notice of breach was given to Parent, or (ii) if the Closing shall not have occurred on or before April 30, 2004, by reason of the failure of any condition precedent under
    Section 5.2 hereof unless such failure results primarily from the Company breaching any representation, warranty or covenant contained in this Agreement;

         (d) either the Company or Parent may terminate this Agreement by giving written notice to the other at any time after the Special Meeting, as adjourned or postponed, in the event this Agreement and the Merger fail to receive the required number of votes for approval thereof under applicable law;

         (e) either Parent or the Company may terminate this Agreement by giving written notice to the other, if any court of competent jurisdiction or other Government Authority shall have permanently enjoined, restrained or otherwise prohibited the consummation of the transactions contemplated hereby and such injunction, restraint or prohibition shall have become final and nonappealable, provided that the party seeking to terminate this Agreement shall have used reasonable efforts to prevent and remove such injunction, restraint or prohibition;

         (f) the Company may terminate this Agreement by giving written notice thereof to Parent if the Board of Directors of the Company determines that it will not recommend approval of the Merger by the Company's stockholders (or if such recommendation is withdrawn) based upon the advice of outside counsel that such action is necessary for the Board of Directors to comply with its fiduciary duties to stockholders under applicable law;

         (g) Parent may terminate this Agreement by giving written notice thereof to the Company if the Company has within the five previous Business Days given Parent any notice pursuant to Section 4.11 and the matter that is the subject of the notice results in (i) the Company being in breach in any material respect of any covenant contained in

AGREEMENT AND PLAN OF MERGER         PAGE 45          INDS01 RKIXMILLER 644669v6
    this Agreement or (ii) the representations and warranties of the Company contained in this Agreement being breached in any material respect; or

         (h) Parent may terminate this Agreement by giving written notice thereof to the Company if (i) the Board of Directors of the Company shall have determined to not recommend or shall withdraw, modify or change its recommendation relating to the Merger in a manner materially adverse to Parent, or (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company that they accept or approve, or the Company or any of its subsidiaries shall have agreed to engage in, a Competing Transaction.

                  SECTION 7.2 EFFECT OF TERMINATION. If any party terminates this Agreement pursuant to Section 7.1, except as set forth in Section 8.4, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party except that a party then in breach of any representation, warranty or covenant herein made by or applicable to such party shall not be relieved of liability in connection with such breach. The confidentiality provisions contained in Section 4.6 of this Agreement and the provisions of Sections 7.2, 7.3 and 8.4 of this Agreement shall survive any such termination.

                  SECTION 7.3 LEGAL EXPENSES. In any Action or proceeding before any Government Authority commenced to enforce this Agreement or any of the provisions hereof, or to obtain damages or other relief on account of the breach thereof (including without limitation redress for the improper assertion of an indemnification claim or other amount by an Indemnified Person against amounts held by the Indemnification Escrow Agent), the prevailing party in any such Action or proceeding shall be entitled, in addition to any award or relief granted, to recover its reasonable Legal Expenses from the non-prevailing party or parties.

ARTICLE 8. MISCELLANEOUS

                  SECTION 8.1 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by a party and delivered to the other parties. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section, provided that receipt of copies of such counterparts is confirmed.

                  SECTION 8.2 GOVERNING LAW. This Agreement shall for all purposes be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to any of its conflicts of laws provisions, as those laws are applied to contracts entered into and to be performed entirely in the State of Delaware.

                  SECTION 8.3 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARY. Except for the Confidentiality Agreement, this Agreement contains the entire agreement between the parties with respect to the subject matter hereof and all prior

AGREEMENT AND PLAN OF MERGER         PAGE 46          INDS01 RKIXMILLER 644669v6
         negotiations, writings and understandings relating to the subject matter of this Agreement are merged in and are superseded and canceled by, this Agreement. This Agreement is not intended to confer upon any Person not a party hereto (and their successors and assigns permitted hereby), other than the Indemnified Persons under Article 6, the stockholders of the Company and the Stockholder Committee on behalf of the stockholders of the Company any rights or remedies hereunder.

                  SECTION 8.4 EXPENSES; TERMINATION FEE. Whether or not the Merger is consummated, all Legal Expenses, investment banking fees and all other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses (and where the Company has agreed to pay and reimburse any expense of any Stockholder, the Company may do
         so); provided that all filing fees in connection with compliance with the Hart-Scott-Rodino Act shall be paid by Parent; and provided, however, that upon the termination of this Agreement by the Company pursuant to Section 7.1(d) or (f) hereof, or by Parent pursuant to
         Section 7.1(d) or (h) hereof, the Company shall promptly pay to Newco $6,000,000 in cash.

                  SECTION 8.5 NOTICES. All notices and other communications hereunder shall be in writing and given by certified or registered mail, overnight delivery service such as Federal Express, telecopy (or like transmission) or personal delivery to the party to whom it is given at such party's address or telecopier number set forth below or such other address or telecopier number as such party may hereafter specify by notice to the other parties hereto given in accordance herewith. Any such notice or other communication shall be deemed to have been given as of the date so personally delivered or transmitted by telecopy or like transmission, on the next business day when sent by overnight delivery service or five days after the date so mailed.

    If to the Company prior to the Effective Time:

    Hat World Corporation
    8142 Woodland Drive
    Indianapolis, Indiana 46278
    Fax: 317-472-8290
    Attention: Robert J. Dennis
               Chairman and Chief Executive Officer

    with a copy to:

    Barnes & Thornburg
    11 South Meridian Street
    Indianapolis, Indiana 46204
    Fax: 317-231-7433
    Attention:  Robert V. Kixmiller
    If to the Stockholder Committee:

AGREEMENT AND PLAN OF MERGER         PAGE 47          INDS01 RKIXMILLER 644669v6

    SKM Growth Investors
    500 North Akard, Suite 3950
    Dallas, Texas 75201
    Fax: 214-740-3630
    Attention:  (current HWorld Investments appointee)

    Bluestem Capital Company, LLC
    122 South Phillips Avenue, Suite 300
    Sioux Falls, South Dakota 57104
    Fax: 605-334-1218
    Attention:  (current Bluestem appointee)

    with a copy to:

    Barnes & Thornburg
    11 South Meridian Street
    Indianapolis, Indiana 46204
    Fax: 317-231-7433
    Attention:  Robert V. Kixmiller

    and a copy to:

    Jones Day
    2727 North Harwood Street
    Dallas, Texas 75201
    Fax:  214-969-5100
    Attention:  Michael Weinberg

    and a copy to:

    Hagen Wilka & Archer, P.C.
    100 South Phillips Avenue, Suite 418
    Sioux Falls, South Dakota 57104
    Fax: 605-334-4814
    Attention:  John Archer

    If to Newco or Parent:

         Genesco Inc.
         Genesco Park
         1415 Murfreesboro Road
         Nashville, TN  37217-2895
         Fax:  (615) 367-7073
         Attention:  Hal Pennington

         with copies to:

AGREEMENT AND PLAN OF MERGER         PAGE 48          INDS01 RKIXMILLER 644669v6

         Bass, Berry & Sims PLC
         315 Deaderick Street, Suite 2700
         Nashville, TN  37238
         Fax: (615) 742-2765
         Attention:  J. Allen Overby
                    Jennifer H. Noonan

                  SECTION 8.6 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that no party hereto may assign his, her or its rights or delegate his, her or its obligations, in whole or in part, under this Agreement without the prior written consent of the other parties hereto. Any assignment in violation of this Agreement shall be null and void ab initio. Notwithstanding the foregoing, the parties hereto acknowledge and agree that each of Parent and the Company may pledge its respective rights under this Agreement and all related documents to the extent reasonably necessary to secure financing for the transactions contemplated by this Agreement.

                  SECTION 8.7 HEADINGS. The Section, Article and other headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

                  SECTION 8.8 AMENDMENTS AND WAIVERS. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Any party hereto may, only by an instrument in writing, waive compliance by any other parties hereto with any term or provision hereof on the part of such other party or parties hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach.

                  SECTION 8.9 INTERPRETATION; ABSENCE OF PRESUMPTION.

         (a) For the purposes hereof, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the Disclosure Schedule and all of the other Schedules and Exhibits hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits, and Schedules to this Agreement unless otherwise specified, (iii) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified, and (iv) the word "or" shall not be exclusive. Items or information may be disclosed in the Disclosure Schedule which the Company is not required to disclose under this Agreement; disclosure of such items or information shall not affect (directly or indirectly) the interpretation of this Agreement or the scope of the disclosure

AGREEMENT AND PLAN OF MERGER         PAGE 49          INDS01 RKIXMILLER 644669v6
    obligation under this Agreement. In addition, inclusion of such information herein shall not be construed as an admission that such information is "material" for any purpose.

         (b) With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

                  SECTION 8.10 SEVERABILITY. Any provision hereof which is invalid or unenforceable shall be ineffective only to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof, provided, however, that the parties shall attempt in good faith to reform this Agreement in a manner consistent with the intent of any such ineffective provision for the purpose of carrying out such intent.

                  SECTION 8.11 BUSINESS DAYS. If any date provided for in this Agreement shall fall on a day which is not a Business Day, the date provided for shall be deemed to refer to the next Business Day.

                  SECTION 8.12 RELIANCE. The representations and warranties of the Company, Parent and Newco contained in this Agreement constitute the sole and exclusive representations and warranties of the Company to Parent and Newco and of Parent and Newco to the Company in connection with this Agreement and the transactions contemplated hereby, and each of the Company, Parent and Newco acknowledges that all other representations and warranties are specifically disclaimed and may not be relied upon or serve as a basis for the claim against the Company, Parent and Newco. EACH OF THE COMPANY, PARENT AND NEWCO ACKNOWLEDGES
         (I) THAT EACH OF THE COMPANY, PARENT AND NEWCO DISCLAIMS ALL WARRANTIES OTHER THAN THOSE EXPRESSLY CONTAINED IN THIS AGREEMENT AS TO PARENT AND NEWCO AND AS TO THE COMPANY AND ITS SUBSIDIARIES AND THEIR RESPECTIVE BUSINESSES, ASSETS, LIABILITIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE AND (II) THAT NO REPRESENTATION OR WARRANTY HAS BEEN GIVEN BY ANY STOCKHOLDER OF THE COMPANY.

                  SECTION 8.13 SUBMISSION TO JURISDICTION. Each of the parties submits to the jurisdiction of any state or federal court sitting in New York City, New York, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding

AGREEMENT AND PLAN OF MERGER         PAGE 50          INDS01 RKIXMILLER 644669v6
         arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought.

                  SECTION 8.14 JURY TRIAL WAIVER. Each of the parties, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily, intentionally, irrevocably and unconditionally waives any right such party may have to a trial by jury in any action or proceeding based upon or arising out of this Agreement or any of the transactions contemplated hereby, and each of the parties agrees that it will not seek to consolidate by counterclaim or otherwise any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. The provisions of this Section shall not be deemed to have been modified in any respect or relinquished by any party except by a written instrument executed by all of the parties to this Agreement.

                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

AGREEMENT AND PLAN OF MERGER         PAGE 51          INDS01 RKIXMILLER 644669v6

         IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

                                       HWC MERGER SUB, INC.


                                       By: /s/ Hal N. Pennington
                                          ------------------------------------
                                          Hal N. Pennington
                                          President and Chief Executive Officer


                                                          NEWCO

                                       GENESCO INC.


                                       By: /s/ Hal N. Pennington
                                          ------------------------------------
                                          Hal N. Pennington
                                          President and Chief Executive Officer


                                                         PARENT

                                       HAT WORLD CORPORATION


                                       By: /s/ Robert J. Dennis
                                          --------------------------------------
                                            Robert J. Dennis
                                            Chairman and Chief Executive Officer

                                                       THE COMPANY

AGREEMENT AND PLAN OF MERGER         PAGE 52          INDS01 RKIXMILLER 644669v6

                         LIST OF SCHEDULES AND EXHIBITS

Schedule 1           Definitions
Schedule 2.2         Governmental Contracts
Schedule 2.3         Noncontravention Exceptions
Schedule 2.5         Holders of Company Securities
Schedule 2.6         Financial Statements
Schedule 2.7         Litigation
Schedule 2.8         Violations of Law
Schedule 2.9         Encumbrances
Schedule 2.10        Intellectual Property
Schedule 2.11        Employee Benefit Plans
Schedule 2.13        Environmental Matters
Schedule 2.14        Recent Changes
Schedule 2.15        Taxes
Schedule 2.16        Insurance
Schedule 2.17        Contracts
Schedule 2.18        Affiliate Transactions
Schedule 2.19        Indebtedness
Schedule 2.20        Real Property
Schedule 2.21        Inventory Obligations
Schedule 4.1         Permitted Actions
Schedule 4.1(c)      Compensation and Benefit Increases
Schedule 4.10        D&O Coverage Amounts

Exhibit A            Working Capital Escrow Agreement
Exhibit B            Indemnification Escrow Agreement
Exhibit C            Authority of Stockholder Committee
Exhibit D            Letter of Transmittal
Exhibit E            Request for Payment
Exhibit F            Opinion of Company Counsel
Exhibit G            Closing Working Capital Accounts
Exhibit H            Store EBITDA List
Exhibit I            Required Consent Leases

AGREEMENT AND PLAN OF MERGER         PAGE 53          INDS01 RKIXMILLER 644669v6

                                   SCHEDULE 1
                                   DEFINITIONS

         "ACTION" means any suit, action, claim, proceeding, or investigation.

         "AFFILIATE" (and, with a correlative meaning, "AFFILIATED") means, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such first Person. As used in this definition, "control"" (including, with correlative meanings, "controlled by"" and "under common control with"") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

         "ASSOCIATE" of a specified Person means (a) a corporation or other organization of which such Person is a director, officer or partner or is, directly or indirectly, the beneficial owner of 5% or more of any class of equity securities, (b) any trust or other estate in which such Person has such a substantial beneficial interest or as to which such Person serves as trustee or in a similar capacity and (c) any Relative of such Person who has the same home as such Person.

         "BUSINESS DAY" means a day other than Saturday, Sunday or any other day on which commercial banks in Indianapolis, Indiana are authorized or required by law to close.

         "CLOSING CASH" means the total of the cash and cash equivalents (plus an amount equal to the aggregate exercise price of all options to buy Common Stock outstanding as of the date of this Agreement to the extent that such exercise price has not been paid to the Company (and therefore already reflected in the calculation of Closing Cash) prior to the Closing, regardless of whether such options are actually exercised or are otherwise cashed out in connection with the Merger) of the Company and its Subsidiaries on a consolidated basis as of the opening of business on the Closing Date.

         "CLOSING DEBT" means the total indebtedness (principal and accrued interest) for borrowed money of the Company and its Subsidiaries on a consolidated basis (including capitalized lease obligations) as of the opening of business on the Closing Date as determined in accordance with GAAP.

         "CLOSING WORKING CAPITAL" means, as of the opening of business on the Closing Date, the resulting amount calculated by subtracting (a) the Company's total current liabilities less its Closing Debt from (b) the Company's total current assets (including any amount to be added pursuant to Section 1.13) less its Closing Cash, all as determined for the Company and its Subsidiaries on a consolidated basis as of the opening of business on the Closing Date and in accordance with GAAP consistently applied with the Company's audited financial statements for its year ended January 31, 2004 except as otherwise provided in (and such amount shall be calculated after giving effect to the provisions of)
Section 1.8(f) of the Agreement.

         "CODE" means the Internal Revenue Code of 1986, as amended, and any successor thereto.

         "COMMON STOCK" means the Company's common stock, par value $.0001 per share.

AGREEMENT AND PLAN OF MERGER         PAGE 54          INDS01 RKIXMILLER 644669v6

         "COMPANY STOCK" means, collectively, the Common Stock, Series A Preferred Stock and Series B Preferred Stock.

         "COMPETING TRANSACTION" means any of the following involving the Company or any of its Subsidiaries: (i) any merger, consolidation, share exchange, business combination or other similar transaction except for such of the foregoing as to which the only parties are the Company or one or more Subsidiaries of the Company or (ii) any sale, transfer or other disposition of the assets of the Company or any of its Subsidiaries constituting 50% or more of the consolidated assets of the Company or accounting for 50% or more of the consolidated revenues of the Company in a single transaction or series of related transactions involving any Person other than the Company or one or more Subsidiaries of the Company.

         "CONTRACT" means any written or oral agreement, contract or understanding to which the Company or any of its Subsidiaries is a party.

         "DISSENTING SHARES" means shares of Company Stock held by a stockholder of the Company who has properly demanded his, her or its appraisal rights under, and otherwise complied with the provisions of, Section 262 of the Delaware General Corporation Law with respect to the Merger (see Section 1.6(b) for additional relevant terms).

         "EMPLOYEES" means all current employees, directors and consultants, former employees, directors and consultants and retired employees, directors and consultants of the Company and its Subsidiaries.

         "ENCUMBRANCES" means mortgages, liens, security interests and other encumbrances.

         "ENVIRONMENTAL LAWS" means all U.S., state and local statutes, codes, regulations, rules, ordinances, policies, decrees, guidelines, guidances, policies, orders or decisions, including the common law, relating to (a) emissions, discharges, releases or threatened releases of any Hazardous Material into the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or (b) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of any Hazardous Material.

         "EBITDA" means for a relevant period the Company's consolidated earnings before interest, taxes, depreciation and amortization, excluding any non-recurring items, board monitoring fees, store closure expenses, expenses or accruals not exceeding $600,000 for sales or use taxes, and expenses in connection with the Merger, as determined in accordance with GAAP consistently applied.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor thereto.

         "EXCESS EBITDA" means the amount (if any) by which the Company's EBITDA for the fiscal year ended January 31, 2004, exceeds Twenty-Three Million Six Hundred Thousand Six Hundred Twenty-Six Dollars ($23,600,626):

         "EXCESS EBITDA AMOUNT" means the Excess EBITDA multiplied by seven (7).

AGREEMENT AND PLAN OF MERGER         PAGE 55          INDS01 RKIXMILLER 644669v6

         "EXCLUDED LEASES" means Leases as to which the Company and Parent have agreed in writing (which agreement may be evidenced by emails and need not necessarily be signed) that it shall not be necessary to request or obtain a Lease Consent.

         "GAAP" means generally accepted accounting principles in the United States as in effect from time to time.

         "GOVERNMENT AUTHORITY" means any foreign or United States federal or state (or any subdivision thereof), agency, authority, bureau, commission, department or similar body or instrumentality thereof, or any governmental court or tribunal.

         "HART-SCOTT-RODINO ACt" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "HAZARDOUS MATERIALS" means all pollutants, contaminants, chemicals, wastes, and any other carcinogenic, ignitable, corrosive, reactive, flammable, explosive, toxic, radioactive or otherwise hazardous substances or materials (whether solids, liquids or gases).

         "INDEMNIFICATION ESCROW AGENT" means Chicago Title Insurance Company.

         "INDEMNIFICATION ESCROW AGREEMENT" means the Escrow Agreement to be made as of or prior to the Closing among the Stockholder Committee, Parent and the Indemnification Escrow Agent substantially in the form of Exhibit B hereto.

         "IRS" means the Internal Revenue Service.

         "KNOWLEDGE", when used with respect to the Company or any Subsidiary, means the actual knowledge of or knowledge a reasonable person would have following inquiry of Robert Dennis, Chief Executive Officer of the Company, James Harris, President and Chief Operating Officer of the Company, Kenneth J. Kocher, Chief Financial Officer of the Company., Scott A. Molander, Executive Vice President - Real Estate of the Company and J. Glenn Campbell, Executive Vice President/General Merchandise Manager of the Company.

         "LAW" or "LAWS" means all statutes, codes, ordinances, decrees, rules, and regulations binding on or affecting the Person referred to in the context in which such word is used.

         "LEASE CONSENT" means, as applicable with respect to a particular Lease, a written consent of the landlord thereunder to the consummation of the Merger (and to the effect thereof on the voting control of the Company and Hat World, Inc.) or a written waiver by such landlord of any right to terminate the Lease or of any default arising or occurring (or that would arise or occur) as a result of the consummation of the Merger (and any resultant change of voting control with respect to the Company or Hat World, Inc.).

         "LEGAL EXPENSES" means the fees, costs and expenses of any kind incurred by any Person indemnified herein or of the "prevailing party" as such term is used in Section 7.3, and its counsel in investigating, preparing for, defending against or providing evidence, producing documents or taking other action with respect to any threatened or asserted claim or any action or proceeding.

AGREEMENT AND PLAN OF MERGER         PAGE 56          INDS01 RKIXMILLER 644669v6

         "LEGAL REQUIREMENT" means any applicable Law, judgment, decree, writ, ruling, arbitration award, injunction, order or other requirement of any Government Authority.

         "MATERIAL ADVERSE EFFECT" means a material adverse effect on the (i) business, results of operation or, financial condition or prospects of the Company and its Subsidiaries taken as a whole, or (ii) ability of the Company to perform its obligations under this Agreement, except that any adverse effect on the business of the Company and its Subsidiaries that (a) arises from general business or economic conditions, or (b) is cured by the Company or its Subsidiaries before the earlier of (A) the Closing Date, and (B) the date on which this Agreement is terminated pursuant to Section 7.1 hereof, shall not constitute a Material Adverse Effect.

         "MATERIAL CONTRACTS" means:

                  (i) any partnership, joint venture or other similar agreement or arrangement;

                  (ii) any agreement relating to an obligation to repay borrowed money or any agreement, indenture or other instrument which contains restrictions with respect to payment of dividends or any other distribution in respect of capital stock of the Company or any of its Subsidiaries;

                  (iii) any agreement that limits the freedom of the Company or any of its Subsidiaries to compete in any line of business, geographic area or with any Person;

                  (iv) excluding the Company's 401(k) Plan and the benefit plans disclosed on Schedule 2.11, any management, employment, consulting, deferred compensation, severance, bonus, retirement or other similar agreement or plan and entered into or adopted by the Company or any Subsidiary of the Company, on the one hand, and any director or officer of the Company or any other employee of or consultant to the Company or any Subsidiary of the Company, on the other hand, providing for annual compensation of $75,000 or more;

                  (v) any agreement or contract contemplating remaining payments by or to the Company or any Subsidiary of the Company of more than $75,000 in any consecutive 12-month period or more than $200,000 over the remaining term of the agreement or contract;

                  (vi)     the Leases;

                  (vii) any agreement or contract that was not entered into in the ordinary course of business; and

                  (viii) any license agreement to which the Company is a party, either as licensor or licensee.

         "PERSON" means any individual, corporation, partnership, joint venture, trust, unincorporated organization, limited liability company, other form of business or legal entity or Government Authority.

AGREEMENT AND PLAN OF MERGER         PAGE 57          INDS01 RKIXMILLER 644669v6

         "PREFERRED CONSENT LEASES" means all Leases other than Excluded Leases and Required Consent Leases.

         "RELATIVE" of a Person means such Person's spouse, such Person's parents, sisters, brothers, children and the spouses of the foregoing and any member of the immediate household of such Person.

         "REQUIRED CONSENT LEASES" means those Leases identified on Exhibit I hereto.

         "RETURNS" means all tax returns, declarations, statements, forms or other documents required to be filed with or supplied to any Taxing Authority.

         "SECURITIES EXCHANGE ACT OF 1934" means the United States Securities Exchange Act of 1934, as amended, or any successor Law, and regulations and rules issued by the United States Securities and Exchange Commission pursuant to that act or any successor Law.

         "SERIES A PREFERRED STOCK" means the Company's Series A Preferred Stock, par value $.01 per share.

         "SERIES B PREFERRED STOCK" means the Company's Series B-1 Preferred Stock and the Company's Series B-2 Preferred Stock, par value $.0001 per share.

         "SUBSIDIARY", as it relates to any Person, means any Person of which such Person (a) directly or indirectly through one or more Subsidiaries, beneficially owns capital stock or other equity interests having in the aggregate 50% or more of the total combined voting power, without giving effect to any contingent voting rights, in the election of directors (or Persons fulfilling similar functions or duties) of such owned Person or (b) is a general partner.

         "TARGET CLOSING WORKING CAPITAL" means the amount determined in accordance with the following:

                  (a) If the Closing occurs on or before February 29, 2004, the Target Closing Working Capital shall be $8,809,698.

                  (b) If the Closing occurs after February 29, 2004 but before March 31, 2004, the Target Closing Working Capital shall be decreased from $8,809,698 by $64,835 each day after February 29, 2004 until the Closing Date.

                  (c) If the Closing occurs on March 31, 2004, the Target Closing Working Capital shall be $6,799,815.

                  (d) If the Closing occurs after March 31, 2004 but before April 30, 2004, the Target Closing Working Capital shall be increased from $6,799,815 by $1,941 each day after March 31, 2004 until the Closing Date.

                  (e) If the Closing occurs on April 30, 2004, the Target Closing Working Capital shall be $6,858,058.

AGREEMENT AND PLAN OF MERGER         PAGE 58          INDS01 RKIXMILLER 644669v6

         "TAX" or "TAXES" means (a) all taxes (whether federal, state, county or local), fees, levies, customs duties, assessments or charges of any kind whatsoever, including gross income, net income, gross receipts, profits, windfall profits, sales, use, occupation, value-added, ad valorem, transfer, license, franchise, withholding, payroll, employment, excise, estimated, stamp, premium, capital stock, production, net worth, alternative or add-on minimum, environmental, business and occupation, disability, severance, or real or personal property taxes imposed by any Taxing Authority together with any interest, penalties, or additions to tax imposed with respect thereto and (b) any obligations under any tax sharing, tax allocation, or tax indemnity agreements or arrangements with respect to any Taxes described in clause (a) above.

         "TAXING AUTHORITY" means any Government Authority having jurisdiction over the assessment, determination, collection, or other imposition of any Tax.

         "WORKING CAPITAL ESCROW AGENT" means Chicago Title Insurance Company.

         "WORKING CAPITAL ESCROW AGREEMENT" means the Escrow Agreement to be made as of or prior to the Closing among the Stockholder Committee, Parent and the Working Capital Escrow Agent substantially in the form of Exhibit A hereto.

AGREEMENT AND PLAN OF MERGER         PAGE 59          INDS01 RKIXMILLER 644669v6

References to Terms Defined Elsewhere in Agreement:

Term                                                   Section

2004 Financial Statements                              5.1(l)
Aggregate Pre-Closing Consent Costs                    1.14(b)
Agreement                                              Preamble
Audited Financial Statements                           2.6 (a)
Base Closing Cash                                      1.8(a)
Benefit Plans                                          2.11(b)
Certificates                                           1.10(b)
Claim Notice                                           6.4(a) and (b)
Closing                                                1.2
Closing Date                                           1.2
Closing Merger Consideration                           1.8(a)
Committee's Report                                     1.8(c)
Company                                                Preamble
Company Securities                                     2.5
Confidentiality Agreement                              4.5
Controlling Stockholders                               Recitals
Deductible                                             6.2(b)
DGCL                                                   1.2
EEOC                                                   2.11(a)
Effective Time                                         1.2
Election Period                                        6.4(b)
ERISA Affiliate                                        2.11(k)
Estimated Closing Working Capital                      1.8(b)
Estimated Working Capital Deficiency                   1.8(b)
Estimated Working Capital Excess                       1.8(b)
Final Closing Working Capital                          1.8(d)
Final Working Capital Deficiency                       1.8(e)
Final Working Capital Excess                           1.8(e)
Financial Statements                                   2.6(a)
Franchising                                            2.4
HW.com                                                 2.4
HWI                                                    2.4
Indemnified Person                                     6.3(a)
Indemnifying Party                                     6.4(a)
Insiders                                               2.18
Intellectual Property                                  2.10
Lease(s)                                               2.20(b)
Lease Consent Cost                                     1.13(a)
Licensed Intellectual Property                         2.10
Losses                                                 6.2(a)
Lost Lease Cost                                        1.13(a)
Merger                                                 Recitals

AGREEMENT AND PLAN OF MERGER         PAGE 60          INDS01 RKIXMILLER 644669v6

Merger Consideration                                   1.8(a)
Merger Consideration Payment Allocation                1.9(a)
Newco                                                  Preamble
NLRB                                                   2.11(a)
Other Lease Increase Cost                              1.13(a)
Parent                                                 Preamble
Parent Indemnified Person(s)                           6.2(a)
Option Holder                                          1.6(a)
Option Plan                                            1.6(a)
party (parties)                                        Preamble
Paying Agent                                           1.10(a)
Permitted Encumbrances                                 2.9
Post-Closing EBITDA Losses                             1.13(c)
Pre-Closing EBITDA Losses                              1.13(b)
Proprietary Intellectual Property                      2.10
Proxies                                                Recitals
Request for Payment                                    1.10(a)
Special Meeting                                        4.8
Stock Option Benefits                                  1.8(f)
Stock Option Withholding                               1.8(g)
Stockholders                                           2.5
Stockholder Committee                                  1.12
Stockholder Indemnified Person(s)                      6.3(a)
Substituted Option Shares                              1.6(a)
Substituted Options                                    1.6(a)
Surviving Corporation                                  1.1
Third Party Claim                                      6.4(b)
Working Capital Dispute Notice                         1.8(c)

AGREEMENT AND PLAN OF MERGER         PAGE 61          INDS01 RKIXMILLER 644669v6